SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒ Definitive Proxy Statement
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LONGS DRUG STORES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Executive Offices

141 North Civic Drive

Walnut Creek, California 94596

NOTICE OF THE

2005 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Longs Drug Stores Corporation will be held at the Shadelands Arts Center, 111 North Wiget Lane (at Ygnacio Valley Road), Walnut Creek, California, on Tuesday, May 24, 2005 at 11:00 a.m., Pacific Daylight Time, for purposes of:

•	electing three directors;

•	approving our amended and restated 1995 Long-Term Incentive Plan;

•	ratifying our retention of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 26, 2006;

•	considering and voting on a stockholder proposal; and

•	transacting such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on Friday, March 11, 2005 will be entitled to vote at the meeting and any adjournment or postponement of the meeting.

If you are unable to be present, you can vote your shares by either telephone or the Internet or by signing the enclosed proxy card and returning it in the enclosed postage paid envelope.

Walnut Creek, California April 11, 2005	By Order of the Board of Directors,

WILLIAM J. RAINEY Secretary

WE URGE STOCKHOLDERS TO MARK, SIGN AND RETURN

PROMPTLY THE ACCOMPANYING PROXY CARD

OR TO VOTE OVER THE INTERNET OR BY TELEPHONE.

PROXY STATEMENT

Executive Offices

141 North Civic Drive

Walnut Creek, California 94596

PROXY STATEMENT

About the Annual Meeting

As one of our stockholders, you are being asked to vote on the following matters: (1) the election of three directors; (2) the approval of the amended and restated 1995 Long-Term Incentive Plan; (3) the ratification of the appointment of our independent auditors for the fiscal year ending January 26, 2006; and (4) a stockholder proposal. Your proxy is being solicited on behalf of our board of directors. The approximate date on which this proxy statement and form of proxy are first being sent or given to our stockholders is April 11, 2005. Longs Drug Stores Corporation operates primarily through Longs Drug Stores California, Inc., a wholly-owned subsidiary. References to “we,” “us,” “our” or our “company” in this proxy statement include, as appropriate, Longs Drug Stores Corporation and its subsidiaries.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on March 11, 2005 will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the meeting. Each share is entitled to one vote on matters to be acted upon at the annual meeting. As of March 11, 2005, we had 37,581,016 shares of common stock outstanding.

How do I vote my shares at the annual meeting?

If you are a “record” stockholder of our common stock (that is, if you hold common stock in your own name in our stock records maintained by our transfer agent, Wells Fargo Shareowner Services), you may complete and sign the accompanying proxy card and return it to us or deliver it in person. In addition, you may vote through the Internet or by using a toll-free telephone number by following the instructions included with your proxy card. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for stockholders of record will close at 10:00 a.m., Pacific Daylight Time, on May 23, 2005.

“Street name” stockholders of our common stock (that is, stockholders who hold our common stock through a broker or other nominee) who wish to vote at the annual meeting will need to obtain a proxy form from the institution that holds their shares and to follow the voting instructions on that form.

If you are a participant in our Employee Savings and Profit Sharing Plan, you will receive a proxy card for all shares that you own through this plan. The proxy card will serve as a voting instruction card for the trustees or administrators of the plan. If you own shares through the plan and do not vote, the plan trustees will vote your plan shares in the same proportion as shares for which instructions were received under the plan.

How does the board of directors recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the board recommends a vote:

•	FOR the directors’ proposal to elect the nominated directors, as set forth on page 4 of this proxy statement;

•	FOR the directors’ proposal to approve the amended and restated 1995 Long-Term Incentive Plan, as set forth on page 6 of this proxy statement;

•	FOR the directors’ proposal to ratify the retention of our independent auditors, as set forth on page 13 of this proxy statement; and

•	AGAINST the stockholder proposal, as set forth on page 13 of this proxy statement.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion in the best interests of our company and our stockholders. As of the date of this proxy statement, our board of directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the annual meeting.

Can I change my vote after I return my proxy card or after I vote electronically or by telephone?

You may revoke your proxy at any time before its exercise by filing with our corporate secretary a written revocation or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the annual meeting and voting in person.

What constitutes a quorum for purposes of the annual meeting?

The inspector of elections will tabulate votes cast by proxy or in person at the annual meeting. The inspector of elections will also determine whether or not a quorum is present. In general, Maryland law provides that the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum at the annual meeting for the election of directors and for the other proposals. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What vote is required to approve each item?

Directors will be elected by a plurality of the votes cast that are present in person or represented by proxy. Abstentions, withheld votes and broker non-votes will not affect the election of directors. Approval of the amended and restated 1995 Long-Term Incentive Plan and the stockholder proposal requires the affirmative votes of a majority of the votes present, in person or by proxy, and entitled to vote on each such proposal. Broker non-votes will not be counted as shares voted on each such proposal and will not affect the voting on such proposals. Abstentions will have the same effect as a vote against these proposals. Ratification of the retention of our independent auditors requires the affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote on the proposal. Any proxy that is returned using the form of proxy enclosed, which is not marked as to a particular item, will be voted for the election of the director nominees, for the approval of the amended and restated 1995 Long-Term Incentive Plan, for the ratification of the retention of the designated independent auditors, against the stockholder proposal and, as the proxy holders deem advisable, on other matters that may come before the annual meeting.

What information do I need to attend the annual meeting?

You will need an admission ticket to attend the annual meeting. If you are a record stockholder who received a paper copy of this proxy statement, an admission ticket is included with the mailing and is attached to the proxy card. If you are a street name stockholder or otherwise did not receive an admission ticket, you can bring proof of stock ownership, such as a bank or brokerage account statement or a statement indicating your holdings in our Employee Savings and Profit Sharing Plan, to the annual meeting. If you arrive at the annual meeting without an admission ticket, we will admit you only if we are able to verify that you are a Longs stockholder.

Who will bear the expense of soliciting proxies?

The entire cost of solicitation of proxies will be borne by us. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies from brokers, banks, institutions and other stockholders for an anticipated fee of approximately $4,500, plus reasonable out-of-pocket costs and expenses. Our directors, officers and regular employees may solicit proxies by mail, electronic mail, telephone or personal interview without additional compensation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

Is there any other information that I should know about?

Stockholder Proposals

Under the rules of the Securities and Exchange Commission, in order for a stockholder’s proposal to be considered for inclusion in our proxy statement for the 2006 annual meeting of stockholders, such proposal must be received at our executive offices at 141 North Civic Drive, Post Office Box 5222, Walnut Creek, California 94596-1222, Attention: Corporate Secretary, no later than the close of business on December 19, 2005. In addition, our bylaws provide for the timing and content of notice which stockholders must provide to our corporate secretary for the nomination of directors or other proposals to be properly presented at a stockholders meeting. Pursuant to these provisions, notice of any such nomination or proposal must be received by us not less than 90 days prior to the date of the meeting.

Financial Statements

We are mailing our Annual Report on Form 10-K, which includes financial statements for the fiscal year ended January 27, 2005, to all stockholders concurrently with the mailing of this proxy statement. A copy of our Form 10-K for such fiscal year (as well as a copy of our Code of Business Conduct and Ethics) may be obtained without charge on our website at www.longs.com or by writing to Longs Drug Stores Corporation, Attention: Corporate Secretary, 141 North Civic Drive, Walnut Creek, California 94596-3858.

I. PROPOSALS

Proposal 1.

Election of Directors

Our board of directors currently consists of ten members, divided into three classes. As a result of the decision of William L. Chenevich, a current director, not to stand for reelection, the number of directors in the class to be elected will be reduced by one immediately prior to the opening of the vote at the annual meeting. In order to keep the number of directors in each class approximately the same, we are renominating at this annual meeting Murray H. Dashe, whose current term does not expire until the 2006 annual meeting. We are also nominating at this annual meeting Leroy T. Barnes, Jr. and Donna A. Tanoue. Therefore, you will be asked to elect three directors. If elected, the terms of the three nominated directors will expire at our 2008 annual meeting of stockholders. Our six directors not up for election will continue to serve as set forth below.

The proxy holders will vote the proxies received by them for the following three nominees for the terms set forth below and until their successors are duly elected and qualified, unless authorization to vote for election of directors has been withheld. The three nominees receiving the greatest number of votes will be elected as our directors. Leroy T. Barnes, Jr., Murray H. Dashe and Donna A. Tanoue have each consented to being named as a nominee and to serve, if elected. In the event that any nominee is unable to serve, the proxy holders will vote the proxies for another person designated by our board of directors.

Information with Respect to Nominees and Continuing Directors

The following table sets forth, as of March 11, 2005, information as to persons who serve as our directors.

Name	Age	Position	Term Expires
Warren F. Bryant	59	Chairman, President and CEO	2006
Donald L. Sorby, Ph.D.	71	Lead Director	2007
Leroy T. Barnes, Jr.	53	Director	2005
William L. Chenevich	61	Director	2005
Murray H. Dashe	62	Director	2006
Robert M. Long	66	Director	2007
Mary S. Metz, Ph.D.	67	Director	2006
Harold R. Somerset	69	Director	2007
Donna A. Tanoue	50	Director	2005
Anthony G. Wagner	62	Director	2006

Nominees for Reelection at this Annual Meeting (Terms to Expire 2008)

Leroy T. Barnes, Jr., 53, has been Vice President and Treasurer of PG&E Corporation, an energy-based holding company, since 2001. He was Vice President and Treasurer of Gap, Inc., a retail clothing company, from 1997 to 2001. Mr. Barnes is a director of The McClatchy Company and Herbalife Ltd. Mr. Barnes chairs the Audit and Finance Committee and is a member of the Governance and Nominating Committee. He has been designated by our board as an “audit committee financial expert,” as defined by the SEC, and he has been one of our directors since 2002.

Murray H. Dashe, 62, served as the Chairman of the Board, Chief Executive Officer, and President of Cost Plus, Inc., a specialty retailer of casual home living and entertaining products, from February 1998 to March 2005. Mr. Dashe is a member of the Compensation Committee and the Audit and Finance Committee. He has been designated by our board as an “audit committee financial expert,” as defined by the SEC, and he has been one of our directors since 2002.

Donna A. Tanoue, 50, has been Vice Chairman and Chief Administrative Officer of Bank of Hawaii since April 2004. From April 2002 to April 2004, Ms. Tanoue was Vice Chairman of the Investment Services Group. Ms. Tanoue was appointed Vice Chairman and a member of the Managing Committee of Bank of Hawaii in April 2002. Ms. Tanoue has served on the Board of Directors of Bank of Hawaii since October 2001. Since June 2004, Ms. Tanoue has also served as President of Bank of Hawaii Foundation. Ms. Tanoue is a member of the Compensation Committee and the Audit and Finance Committee. She has been one of our directors since 2005.

Directors with Terms Expiring in 2007

Robert M. Long, 66, retired as our Chairman of the Board in 2003 and had served in that capacity since 2000. Prior to that, he was our Chairman of the Board and Chief Executive Officer from 1991 to 2000. He has been one of our directors since 1968.

Harold R. Somerset, 69, has been a business consultant since 1994. Mr. Somerset was our Vice Chairman from October 2002 to February 2003 and our interim President and Chief Executive Officer from February 2002 to October 2002. He has been one of our directors since 1992.

Donald L. Sorby, Ph.D., 71, has been our Lead Director since 2002. Dr. Sorby has been a pharmaceutical consultant and Dean Emeritus of the School of Pharmacy, University of the Pacific, since 1995. Dr. Sorby chairs the Governance and Nominating Committee and is a member of the Compensation Committee. He has been one of our directors since 1995.

Directors with Terms Expiring in 2006

Warren F. Bryant, 59, has been our President and Chief Executive Officer since 2002 and our Chairman of the Board since 2003. He was Senior Vice President of The Kroger Co., a retail grocery chain, from 1999 to 2002. Prior to that, from 1996 to 1999, he was President and Chief Executive Officer of Dillon Companies, Inc., a retail grocery chain and subsidiary of The Kroger Co. He is a director of OfficeMax Incorporated and Pathmark Stores, Inc. He has been one of our directors since 2002.

Mary S. Metz, Ph.D., 67, served as President of S.H. Cowell Foundation, a California non-profit public benefit corporation, from 1999 to 2005. She was Dean of U.C. Berkeley Extension from 1991 to 1998. Dr. Metz is a director of PG&E Corporation, UnionBanCal Corporation and SBC Communications, Inc. Dr. Metz is a member of the Audit and Finance Committee and the Governance and Nominating Committee. She has been one of our directors since 1991.

Anthony G. Wagner, 62, has been a Vice President of Kaiser Foundation Health Plan, Inc. since January 2005. Mr. Wagner served as the Chief Executive Officer of Hospital Systems of the San Francisco Department of Public Health from 2001 to 2003. He was Chief Executive Officer of Community Health Network of San Francisco from 1998 to 2001. He was Executive Administrator of Laguna Honda Hospital from 1988 to 1998. Mr. Wagner chairs the Compensation Committee and is a member of the Governance and Nominating Committee. He has been one of our directors since 1999.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF LEROY T. BARNES, JR., MURRAY H. DASHE AND DONNA A. TANOUE.

Proposal 2.

Approval of the Amended and Restated

1995 Long-Term Incentive Plan

Overview

Our 1995 Long-Term Incentive Plan (our “existing plan”) was last amended and approved by our stockholders in 2003. The existing plan was amended and restated by our board of directors in April 2005 (our “plan”). Our plan’s effectiveness is dependent on the approval of stockholders at the 2005 meeting.

The material differences between our existing plan and our plan include the following:

•	increasing the aggregate number of shares of our common stock available for awards under our plan by 4,000,000 shares; provided, however, that the aggregate number of shares available under our plan would be reduced by 2.75 shares for each share of our common stock delivered in settlement of any option with an exercise price that is less than the fair market value on the date of grant, stock appreciation right, or SAR, restricted stock award or performance share;

•	adding an express prohibition against repricing of options or stock appreciation rights that are granted pursuant to the terms of our plan without stockholder approval;

•	adding an express prohibition against the grant of options with an exercise price that is less than fair market value on the date of grant;

•	clarifying the definition of a subsidiary of our company; and

•	extending the term of our existing plan so that awards may be made under our plan until the tenth anniversary of its adoption by our board of directors.

It is our intent that awards that are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) will qualify for the performance-based compensation exemption.

The following is a summary of the principal features of our plan, as most recently amended and restated. Our plan is attached to this proxy statement as Exhibit A. If there is any discrepancy between this summary and our plan, the terms of our plan will control.

Shares Available for Issuance

Our plan, like the existing plan, provides for awards in the form of restricted stock, performance shares, stock options, SARs or any combination thereof. Four million (4,000,000) additional shares have been added to our plan’s share reserve pool from what has previously been authorized under our existing plan and 407,552 shares of common stock were available for award under our plan as of March 11, 2005. Under our plan, the total number of shares of stock available for issuance under our plan will be reduced by 2.75 shares for each share of stock delivered in settlement of any SAR, restricted stock award, or performance share and one share of stock for each share delivered in settlement of an option. If any restricted stock, performance shares, stock options or SARs granted under our plan are forfeited, or if stock options or SARs terminate for any other reason prior to exercise, then the underlying shares of our common stock shall again become available for awards. If SARs or performance shares are settled in cash, the number of shares underlying such awards shall become available for further awards. The shares available for award under our plan, the shares subject to grants and the individual grant limits in this description may be subject to adjustment for stock splits and certain other events.

In order to facilitate approval of this proposal and assuage any stockholder concerns regarding the number of options we intend to grant in a given year, our board commits to our stockholders that for fiscal years 2006, 2007 and 2008, we will not grant during such three fiscal years a number of shares subject to options or other awards to employees (whether under our plan or other plans not approved by stockholders) such that the average number of shares granted during such three fiscal years is greater than 2.0% of the average number of shares of our common stock that were outstanding at the end of each of the three fiscal years. For purposes of calculating the number of shares granted in a year, stock, restricted stock and an option with an exercise price that is less than the fair market value on the date of grant will count as equivalent to (i) 1.5 option shares if our annual stock price volatility is 53% or higher, (ii) two option shares if our annual stock price volatility is between 25% and 52%, and (iii) four option shares if our annual stock price volatility is less than 25%.

Administration and Eligibility

Our plan is administered by a committee of our board of directors (referred to as the “committee”) whose composition will enable our plan to qualify: (i) under Rule 16b-3 of the Securities Exchange Act of 1934 (“Exchange Act”) with regard to the grant of awards to persons who are subject to Section 16 of the Exchange Act; and (ii) under Code Section 162(m) with regard to any award intended to qualify as “performance based compensation.” Our board of directors may also appoint other committees of our board of directors to grant awards to individuals who are not our officers or directors. Our board of directors serves as the committee with respect to awards to members of the board of directors who are not our employees. The committee selects the individuals who will receive awards, determines the size of the award and establishes the vesting or other conditions. Our employees (or employees of any of our subsidiaries) who are our officers or key employees are eligible to participate in our plan, as are our directors. As of March 11, 2005, 43 individuals (including our directors) were eligible to participate in our plan. As of March 11, 2005, the fair market value of our common share was $30.03, based on the closing price per share for such stock on the New York Stock Exchange on such date. In general, no payment will be required upon receipt of an award.

Restricted Stock

Restricted stock awards are shares that vest based on a schedule established by the committee. Vesting may be based on service and/or the satisfaction of performance objectives set by the committee. Our plan’s Code Section 162(m) performance objectives are discussed under “Performance Shares” below. The committee shall establish the purchase price, if any, and form of payment for each restricted stock award. No individual may receive restricted stock awards for more than 300,000 shares in a fiscal year (500,000 shares in connection with the individual’s initial employment).

Unless otherwise provided in the applicable award agreement, in the event of a holder’s termination of service as a result of retirement, death, disability or, with our consent, resignation, an unvested award of restricted stock will be prorated for the holder’s service during the applicable period and the remainder will be forfeited by the holder. Unless otherwise provided in the applicable award agreement, in the event of a holder’s termination of service for any other reason, all then unvested shares of restricted stock will be forfeited by the holder.

Performance Shares

A performance share is an unfunded bookkeeping entry representing the equivalent of one share of common stock, and a holder of performance shares has no voting rights or other privileges as a stockholder.

Performance shares, when vested, normally will be settled by distributing both shares of our common stock and cash to the holder; however, the committee has discretion to determine the relative forms of consideration. The number of shares of our common stock distributed in settlement of performance shares may be smaller than the number of performance shares granted, depending upon the attainment of performance objectives. These performance conditions may include one or more of the following: (i) operating income before provisions for LIFO accounting, taxes, contributions to our profit sharing plan and executive bonuses; (ii) EBITDA; (iii) earnings; (iv) cash flow; (v) sales or revenue; (vi) expenses; (vii) cost of goods sold; (viii) profit margin; (ix) working capital; (x) return on equity or assets; (xi) earnings per share; (xii) EVA; (xiii) stock price; (xiv) price/

earnings ratio; (xv) inventory; (xvi) debt or debt-to-equity; (xvii) accounts receivable; (xviii) writeoffs; (xix) cash; (xx) assets; and/or (xxi) liquidity, each with respect to us and/or one or more of our operating units. No individual shall receive a grant for more than 300,000 performance shares in a fiscal year (500,000 shares in connection with the individuals initial employment).

Unless otherwise provided in the applicable award agreement, in the event of a holder’s termination of service as a result of retirement, death, disability or, with our consent, resignation, an unvested award of performance shares will be prorated for the holder’s service during the applicable period and the remainder will be forfeited by the holder. Unless otherwise provided in the applicable award agreement, in the event of a holder’s termination of service for any other reason, all then unvested performance shares will be forfeited by the holder.

Stock Options

Options may include nonstatutory stock options (“NSOs”) or incentive stock options (“ISOs”) which are intended to qualify for special tax treatment. No individual may be granted options during any fiscal year in excess of 500,000 shares of our common stock (750,000 shares in connection with the individual’s initial employment). The term of an option cannot exceed ten years and the option price will be equal to or greater than the fair market value of the common stock on the date of grant.

The committee determines when options become exercisable and may, in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option are specified in each option agreement. The option price may be paid in any lawful form permitted by the committee, including (without limitation) the surrender of shares of our common stock already owned by the optionee.

ISOs will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within ten years after the date of grant; but may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all of our classes of stock, our plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire no later than the fifth anniversary of the date of its grant.

If an optionee’s employment terminates, then all options held by the optionee under our plan expire on the earliest of: (i) the date set forth in the applicable award agreement; (ii) the expiration date of such option; or (iii) if applicable, the date determined in accordance with the provisions of our plan summarized below if not otherwise provided for in the applicable award agreement. To the extent the option is exercisable at the time of the optionee’s termination, the optionee may exercise all or part of his or her option at any time before it terminates.

Unless otherwise provided in the applicable award agreement, if an optionee’s employment terminates as a result of the optionee’s resignation with our consent or termination by us without cause (as defined in our plan), then all options held by the optionee under our plan expire 90 days after the date of such termination. Unless otherwise provided in the applicable award agreement, in the event of a termination without cause within two years after the date of a change in corporate control or the optionee’s resignation within the period commencing 180 days after the date of a change in corporate control and ending two years after the date of the change in corporate control, then all options held by the optionee under our plan expire one year after the date of such termination. Unless otherwise provided in the applicable award agreement, if an optionee’s employment is terminated for cause or the optionee resigns without our consent, all options held by the optionee under our plan will expire on the date of termination.

Unless otherwise provided in the applicable award agreement, if an optionee’s employment terminates as a result of the optionee’s retirement, then all options held by the optionee under our plan expire three years after the date of such termination.

Unless otherwise provided in the applicable award agreement, if an optionee’s employment terminates by reason of death, then all options held by the optionee under our plan expire one year after the date of such termination.

Non-Employee Director Annual Grants

Under our plan and only effective upon affirmative implementation by our board of directors, our non-employee directors may receive annual grants of restricted stock. Each continuing non-employee director may receive up to 5,000 shares of restricted stock (the actual number of shares to be determined by our board of directors) in connection with the conclusion of each annual meeting. Unless the individual award agreement provides otherwise, restricted stock granted to non-employee directors under this annual grant provision generally vests one-third per year over three years, provided the director continues in service. In the event of a change in corporate control (as defined below) or a director’s retirement, outstanding restricted shares granted to non-employee directors will fully vest.

Our board of directors may in its discretion determine that nonqualified stock options with an equivalent value may be granted in lieu of such annual grants of restricted stock. Our board of directors may also allow non-employee directors to elect to receive shares of our common stock or stock options in lieu of director fees.

Our board of directors intends that awards of restricted stock and/or nonqualified stock options under our plan to non-employee directors will be implemented in connection with share ownership requirements to be developed by our board of directors.

Stock Appreciation Rights

A SAR permits the participant to elect to receive any appreciation in the value of the underlying stock from us in cash, in common stock or in a combination of both, in the discretion of the committee. No individual may be granted SARs during any fiscal year in excess of 500,000 shares of our common stock (750,000 shares in connection with the individual’s initial employment). The amount payable on exercise of a SAR is measured by the difference between the market value of the underlying stock at exercise and the purchase price.

The committee may, in its sole discretion, provide that an SAR may be granted: (i) in connection and simultaneously with the grant of an option (a “coupled SAR”); or (ii) independent of an option.

SARs granted under our plan (other than coupled SARs) must have an exercise price per share which is not less than the fair market value of a share of our common stock on the date of grant. SARs granted under our plan have a term of ten years (or such lesser period as the underlying option, in the case of a coupled SAR).

Vesting Conditions

As noted above, the committee determines the number of restricted shares, performance shares, stock options or SARs to be included in the award as well as the vesting and other conditions. The vesting conditions may be based on the individual’s service, his or her individual performance, our performance or other criteria. It is anticipated that the vesting conditions generally will be based on the individual’s service after the date of grant. Vesting may be accelerated in the event of the individual’s death, disability or retirement or in the event of a change in corporate control.

For purposes of our plan, a change in corporate control generally includes: (i) stockholder approval of our dissolution or liquidation or the commencement of a bankruptcy case or our involuntary dissolution; (ii) a sale, transfer or other disposition of all or substantially all of the our assets; (iii) a change in the composition of our board of directors affecting the majority of the members within a 24 month period; (iv) the consummation of a merger or consolidation of us into another entity or any other corporate reorganization or sale of shares if more than 50% of the combined voting power of the continuing or surviving entity’s securities is owned by persons who owned less than 25% of our voting power immediately prior to the event in question; or (v) a transaction in which any person becomes the beneficial owner of at least 50% of the total voting power of our outstanding voting securities.

Nontransferability of Awards

Unless the individual award agreement provides otherwise and then only to the extent allowable by applicable law, awards granted under our plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the applicable laws of descent and distribution or, for any award other than an ISO or an SAR granted in tandem with an ISO, pursuant to a qualified domestic relations order.

Prohibition on Repricing Awards

Without the approval of our stockholders, no option or SAR may be amended to reduce its exercise price or grant price and no option or SAR may be canceled and replaced with an option or SAR having a lower exercise price.

Modifications

The committee may, with the express written consent of the holder for any changes that are detrimental to such holder, cancel or reduce or otherwise alter outstanding awards. Our board of directors may amend or suspend and, if suspended, reinstate, our plan in whole or in part; provided that any amendment of our plan shall be subject to the approval of our stockholders to the extent required by applicable laws, regulations or rules. The committee may permit awards to be granted in exchange for the cancellation of other awards. The committee may permit the amendment of awards, subject to the express written consent of a holder for any changes that are detrimental to such holder.

Corporate Changes

Awards and any agreements evidencing such awards shall be subject to adjustment by the committee as to the number and type (or class) and price per share of stock or other consideration subject to such awards in the event of changes in our outstanding stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization. In the event of any such change in our outstanding stock, the aggregate number and type (or class) of shares available under our plan (and pursuant to individual award limits) shall be appropriately adjusted by the committee in its discretion.

Termination

Unless our plan is earlier terminated by our board of directors in its discretion, awards may be granted under our plan until April 8, 2015.

Federal Income Tax Consequences

The following is a general summary under current law of the material federal income tax consequences to participants in our plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances. The summary below is based on the assumption that awards granted under our plan will either comply with or not be subject to the provisions of Section 409A of the Code, a recently adopted provision governing specified deferred compensation arrangements. This summarized tax information is not tax advice.

Non-Qualified Stock Options. For federal income tax purposes, if an optionee is granted non-qualified stock options, or NQSOs, under our plan, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of NQSOs the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of a common share on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options. There is no taxable income to an optionee when an optionee is granted an incentive stock option, or ISO, or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (1) two years after the date of grant of the option or (2) within one year of the date the shares were transferred to the optionee. If the common shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not be considered income for alternative minimum tax purposes. Otherwise, if the optionee sells or otherwise disposes of the shares before the end of the two year and one-year periods specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, the optionee recognizes on the disposition of the shares.

An ISO exercised more than three months after an optionee terminates employment, other than by reason of death or disability, will be taxed as a NQSO, and the optionee will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Stock Appreciation Rights. Currently, no taxable income is generally recognized upon the receipt of stock appreciation right, or SAR granted with a per share exercise price that is not less than the fair market value of a common share as of the date of grant, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. We generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income.

Restricted Stock. A participant to whom restricted stock is issued generally will not recognize taxable income upon such issuance and we generally will not then be entitled to a deduction unless, with respect to restricted stock, an election is made by the participant under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefore, and we will be entitled to a deduction for the same amount.

Performance Share Awards. When shares pursuant to a performance share award are issued, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

Section 162(m) of the Code. In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” as provided for by the Code and established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Performance or incentive awards granted under our plan may qualify as “qualified performance-based compensation” for purposes of Section 162(m) if such awards are granted or vest upon the pre-established objective performance goals described above.

We have attempted to structure our plan in such a manner that the compensation committee can determine the terms and conditions of stock options, SARs and performance and incentive awards granted thereunder such that remuneration attributable to such awards will not be subject to the $1 million limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

New Plan Benefits

The committee has full discretion to determine the number and amount of options to be granted to our employees under our plan. Therefore, the benefits and amounts that will be received by our chief executive officer and the four other most highly compensated executive officers, our executive officers as a group and all other employees are not determinable. The number of shares that may be granted to non-employee directors under the annual grant provisions is likewise not determinable. Stock options awarded to the named executive officers in fiscal year 2005 under our existing plan are set forth under Executive Compensation – Stock Option Grants in Fiscal 2005. Details on stock options granted during the last three years to our chief executive officer and the four other most highly compensated executive officers are presented in the table under “Executive Compensation.” In addition, during fiscal 2005, 505,000 nonqualified stock options were awarded to our current executive officers as a group (9 persons) and 245,500 nonqualified stock options were awarded to all employees other than current executive officers as a group under our existing plan. The number of shares of stock and restricted stock awarded to current non-employee directors under our existing plan is set forth under “Directors’ Compensation” on page 19. If our plan, as proposed to be amended and restated by this proposal, had been in effect in fiscal 2005, these persons and groups would have received the same number of awards as were actually granted to them under our existing plan in fiscal 2005.

Required Approval

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the meeting is required to approve our plan. If our plan is not approved by our stockholders, then the existing plan will remain in effect.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF OUR PLAN.

Proposal 3.

Ratification of Independent Auditors

Our Audit and Finance Committee has engaged and retained the firm of Deloitte & Touche LLP as our independent auditors for the fiscal year ended January 27, 2005. We expect representatives of Deloitte & Touche LLP to be present at our annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE RETENTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 26, 2006.

Proposal 4.

Stockholder Proposal Regarding Annual Election of Directors

Proponent’s Proposal

The General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201-4118, owner of shares of our common stock totaling at least $2,000 in market value for at least one year, has proposed the adoption of the following resolution and has furnished the following statement in support of its proposal:

“RESOLVED: That the stockholders request that the Board of Directors take the steps necessary to declassify the election of Directors by insuring that in future Board elections directors are elected annually and not by classes as is now provided. The declassification shall be phased in so that it does not effect the unexpired terms of Directors previously elected.”

The following is the supporting statement of the Proponents in connection with its proposal:

“This resolution requests that the Board end the present staggered board system with 1/3 of Directors elected each year and instead ensure that all Directors are elected annually. We believe shareholders should have the opportunity to vote on the performance of the entire board each year.

Increasingly, institutional investors are calling for the end of this system. California’s Public Employees Retirement System, New York City pension funds, New York State pension funds and many others including the Council of Institutional Investors, and Institutional Shareholder Services, one of the most influential proxy evaluation services, support this position.

Shareholder resolutions to end this staggered system of voting have received large votes, averaging 62% in 2003, revealing strong investor support for this reform. Numerous companies have demonstrated leadership by changing this practice including Pfizer, Bristol-Myers Squibb, and Dow Jones.

We strongly believe that our company’s financial performance is linked to its corporate governance policies and procedures and the level of Board and management accountability they establish.

We do not believe this reform would affect the continuity of Director service since our Directors, like those at an overwhelming majority of companies, are routinely elected with strong shareholder approval.

After listening to investor input, Pfizer changed its staggered board by taking a shareholder vote, which passed with 84%. The Pfizer 2003 proxy statement stated convincingly:

“The Board of Directors examined the arguments for and against continuation of the classified board, in light of the size and financial strength of the company, listened to the views of a number of its shareholders, and determined that the classified board should be eliminated. The Board believes that all Directors should be equally accountable at all times for the company’s performance and that the will of the majority of shareholders should not be impeded by a classified board. The proposed amendment will allow shareholders to review and express their opinions on the performance of all Directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board’s membership and our policies and long-term strategic planning should not be affected.”

We believe the Compensation, Nominating, and Audit Committees, as well as the full Board need to be fully and annually accountable to shareowners – another key reason for annually electing Directors. Please vote yes for this reform.”

Our Response to the Proponent’s Proposal

Our board of directors unanimously recommends a vote against this proposal for the reasons set forth below.

Your board of directors, with the assistance of its professional advisors, has given this proposal careful consideration. Your board believes that it is important that this proposal should not be implemented, and therefore recommends a vote AGAINST this proposal for the following reasons:

Continuity and Experience.    Longs is committed to good corporate governance. We firmly believe that part of good governance involves having active and independent directors with the proper knowledge and experience to oversee our company’s affairs. Your board believes that a classified board gives our board a greater continuity of experience since a majority of directors at any given time will have experience with the business affairs and operations of our company. This should permit more effective long- term strategic planning in the use of company resources. Your board believes that continuity and quality of leadership that results from the classified board will create long-term value for the stockholders.

Order and Value Protection.    We believe that a classified board reduces our vulnerability to certain potentially abusive takeover tactics. It encourages potential acquirers to initiate takeover actions through arm’s length negotiations with management and our board. The classified board does not preclude unsolicited acquisition proposals but, by eliminating the threat of imminent removal, it positions the incumbent board to negotiate the best price and maximize the value stockholders receive from a potential acquisition. A board, like ours, that has had the opportunity to acquire an in-depth knowledge of our company and its strategic goals is uniquely positioned to consider the long-term best interests of all stockholders in the event of a potential acquisition.

Independence.    We believe that the classified board structure enhances the independence of non-management directors since it permits them to act independently and on behalf of stockholders without worrying whether they will be re-nominated by the other members of our board each year. The freedom to focus on the long-term interests of our company instead of on the re-nomination process leads to greater independence and better governance.

In fact, your board has already demonstrated its independence and ability to make difficult governance decisions when such changes are demonstrably for the benefit of our company and its stockholders. During 2001 to 2002, the composition of our board was changed to move to a board comprised predominantly of independent directors, and in 2005, our board has taken actions to further diversify our board and to reduce our board size to a number more commensurate to that of comparable companies.

Accountability.    Directors elected for staggered terms are no less accountable or responsive to stockholders than they would be if all were elected annually or every three years. The same standards of performance apply to all directors regardless of the term of service. The stockholders always retain the ability to replace directors or propose and elect alternate nominees for the class of directors to be elected each year. Therefore, stockholders continue to enjoy a significant opportunity to express their views regarding our board’s performance and to influence our board’s composition.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

II. CORPORATE GOVERNANCE AND RELATED MATTERS

GOVERNANCE OF THE COMPANY

Pursuant to the Maryland General Corporation Law and our company’s by-laws, our company’s business, property and affairs are managed by or under the direction of our board of directors. Members of our board are kept informed of our company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of our board and its committees. We currently have ten members of our board.

We have three standing committees of our board of directors: the Audit and Finance Committee, the Compensation Committee and the Governance and Nominating Committee. Our board has adopted a charter for each of the three standing committees and the Longs Drug Stores Corporation Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. We have also adopted a Code of Business Conduct and Ethics which is designed to help directors and employees resolve ethical issues in an increasingly complex global business environment. You can find links to these materials on our website at: www.longs.com/governance.html. You can also obtain this information in print by writing to Longs Drug Stores Corporation, Attn: Corporate Secretary, 141 N. Civic Drive, Walnut Creek, CA 94596. Please note that the information on our website is not incorporated by reference in this proxy statement.

CORPORATE GOVERNANCE GUIDELINES

The Guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, board and committee composition, director compensation, director tenure, limitation on other board service, stock ownership guidelines for directors and officers and CEO succession planning. The Guidelines provide that a majority of the members of the board must meet the criteria for independence as required by the listing standards of the New York Stock Exchange (the “NYSE”). The Governance and Nominating Committee reviews annually the relationships that each director has with our company. Following such annual review, only those directors who our board of directors affirmatively determines have no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company) are considered independent directors, subject to additional qualifications prescribed under the listing standards of the NYSE. In this regard, our board of directors has determined that Messrs. Barnes, Chenevich, Dashe, Somerset, Sorby, and Wagner, Ms. Metz and Ms. Tanoue, constituting a majority of the directors, are independent in accordance with applicable law and NYSE rules. In making that determination, the board of directors applied the following standards, in addition to any relevant facts and circumstances:

•	A director who is our employee, or whose immediate family member is one of our executive officers, is not independent until three years after the end of such employment relationship; provided, however, that employment as an interim chief executive officer shall not disqualify a director from being considered independent following that employment.

•	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation; provided, however, compensation received by a director for former service as an interim chief executive officer shall not be considered in determining independence.

•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of our company is not “independent.”

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

In addition, each member of our three standing committees of our board of directors are independent under the rules of the NYSE, and each member of our Audit and Finance Committee also meets the independence requirements set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934.

CODE OF BUSINESS CONDUCT AND ETHICS

The Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer, the Corporate Controller, the General Counsel and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. The Code of Business Conduct and Ethics covers topics including, but not limited to, compliance with laws and regulations, conflicts of interest, confidentiality, financial reporting and public communications, health and safety matters and employment practices. We may post amendments to or waivers of the provisions of the Code of Business Conduct and Ethics, if any, made with respect to any of our directors and executive officers on our website at www.longs.com/governance.html.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES AND FEES

During the fiscal year ended January 27, 2005, our board of directors met nine times. During fiscal 2005, each director attended more than 75% of all meetings of the board of directors and the committees upon which he or she served. Board members are expected to attend our annual meetings. At our 2004 annual meeting of stockholders, all members of our board and nominees for election to our board were present.

Lead Director

Our bylaws provide that if at any time our chairman of the board shall be an executive officer or former executive officer or for any reason shall not be an independent director, a lead director shall be selected by the board’s independent directors from among the directors who are not one of our executive officers or former executive officers and are otherwise independent. Since our current chairman of the board is our chief executive officer, our board has appointed a lead director. In the absence of our chairman of the board of directors, our lead director presides as chairman of meetings of our board and the meetings of independent directors in executive session. Our lead director also performs such other duties as are assigned to him. Donald L. Sorby, Ph.D., has been our lead director since 2002.

Audit and Finance Committee

Our Audit and Finance Committee operates pursuant to a charter, which was adopted in March 2004. The Audit and Finance Committee Charter requires that the Audit and Finance Committee be comprised of at least three members, all of whom shall satisfy the independence requirements of the NYSE and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and be financially literate as determined by our board of directors in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to this committee. In addition, at least one member must be an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The Audit and Finance Committee Charter also provides that the Audit and Finance Committee will consider at least annually whether we should rotate independent auditing firms. The current committee members are Leroy T. Barnes, Jr., who is the Chairperson, William L. Chenevich, Murray H. Dashe, Mary S. Metz, Ph.D. and Donna A. Tanoue, all of whom meet the independence requirements of the NYSE and the applicable laws. Our board has determined that Messrs. Barnes and Dashe are audit committee financial experts as defined by the rules of the Securities and Exchange Commission.

The Audit and Finance Committee Charter gives the committee the authority and responsibility for the appointment, compensation, retention and general oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by our independent auditors and resolution of any disagreements between management and the independent auditor regarding financial reporting. The Audit and Finance Committee Charter also gives this committee broader authority to fulfill its obligations under SEC and NYSE requirements. The Audit and Finance Committee meets with our management and our independent auditors to review and discuss, among other topics: (A) major issues regarding accounting principles and financial statement presentation, including any major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of our financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements. This committee also meets periodically with our internal auditors to discuss among other things, any issues that the internal auditor believes warrant audit committee attention. The Audit and Finance Committee examines, at least annually, the independence and quality control procedures of our independent auditors and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to us. In addition, among its other responsibilities, the Audit and Finance Committee meets to review and discuss our annual and quarterly reports on Forms 10-K and 10-Q, including our disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations and our earnings releases before they are published. This committee met seven times during the fiscal year ended January 27, 2005. See the Report of the Audit and Finance Committee beginning on page 20 of this proxy statement for more information.

Compensation Committee

The Compensation Committee Charter requires that this committee be comprised of at least two directors as determined by our board, none of whom shall be an employee of our company and each of whom shall (1) satisfy the independence requirements of the NYSE, (2) be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and (3) be an “outside director” under the regulations promulgated under Section 162(m) of the Code. The current members of this committee are Anthony G. Wagner, who is the Chairperson, Donald L. Sorby, Ph.D., Murray H. Dashe, and Donna A. Tanoue, all of whom meet each of the three independence requirements stated above, including the independence requirements of the NYSE. The Compensation Committee establishes compensation for our executive officers and administers our long-term incentive plans. This committee also establishes the compensation of officers and reviews the compensation of our directors. This committee met five times during the fiscal year ended January 27, 2005.

Governance and Nominating Committee

The responsibilities of the Governance and Nominating Committee include:

•	Identification of qualified candidates to become our board members and CEO;

•	Selection of nominees for election as directors at the next annual meeting of stockholders or any special meeting of stockholders at which directors are to be elected;

•	Selection of candidates to fill any vacancies on our board of directors;

•	Development and recommendation to our board of directors of a set of corporate governance guidelines and principles applicable to our company;

•	Oversight of the evaluation of our board, the board committees and management, including our CEO; and

•	Review of the effectiveness of the functioning of our board and its committees.

This committee is to be comprised of at least three directors all of whom (a) shall be “independent” as defined in the rules of the NYSE and (b) shall have experience, in the business judgment of our board, that would be helpful in addressing the matters delegated to this committee. The current members of this committee are Donald L. Sorby, Ph.D., who is the Chairperson, Leroy T. Barnes, Jr., Mary S. Metz, Ph.D., and Anthony G. Wagner, all of whom meet the independence requirements of the NYSE.

When considering candidates for director, this committee takes into account a number of factors, including the following:

•	Whether the candidate brings to our board a variety of expertise, experience and diversity;

•	Substantial experience in or outside the business community or in the professional, public, academic or scientific communities;

•	Conflicts of interest;

•	Experience in corporate governance, experience in our industry and/or experience as a board member of another publicly-held company; and

•	Whether the candidate is an employee or a former employee of our company.

This committee will consider qualified candidates submitted by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholder recommendations may be submitted to our corporate secretary not less than 90 days prior to the annual meeting of stockholders and include, in addition to the information required by our bylaws:

•	If the recommending security holder or any member of the recommending security holder group is a natural person, whether the recommended director candidate is not the recommending security holder, a member of the recommending security holder group, or a member of the immediate family of the recommending security holder or any member of the recommending security holder group;

•	If the recommending security holder or any member of the recommending security holder group is an entity, whether the recommended director candidate or any immediate family member of the recommended director candidate has been an employee of the recommending security holder or any member of the recommending security holder group during the then-current calendar year or during the immediately preceding calendar year;

•	Whether the recommended director candidate or any immediate family member of the recommended director candidate has, during the year of the nomination or the immediately preceding calendar year, accepted directly or indirectly any consulting, advisory or other compensatory fee from the recommending security holder or any member of the group of recommending security holders or any affiliate of any such holder or member, provided that compensatory fees would not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with such holder or any such member (provided that such compensation is not contingent in any way on continued service);

•	Whether the recommended director candidate is an executive officer or director (or person fulfilling similar functions) of the recommending security holder or any member of the recommending security holder group, or of an affiliate of the recommending security holder or any such member of the recommending security holder group; and

•	Whether the recommended director candidate controls the recommending security holder or any member of the recommending security holder group (or in the case of a holder or member that is a fund, an interested person of such holder or any such member as defined in Section 2(a)(19) of the Investment Company Act).

This committee met five times during the fiscal year ended January 27, 2005.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not our officers and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with us. Executive sessions are led by our Lead Director. An executive session is held in conjunction with each regularly scheduled board meeting and other sessions may be called by the Lead Director in his or her own discretion or at the request of the board. Dr. Sorby has been designated as our Lead Director.

Contacting the Board of Directors

Any stockholder may contact our board or individual members of our board, including our Lead Director or our independent directors, by sending written or email communications to the care of the Corporate Secretary of our company at Longs Drug Stores Corporation, 141 North Civic Drive, Walnut Creek, California 94596, or contactboard@longs.com. The Corporate Secretary of our company will collect and forward all such communications, as appropriate, to our board or specified board member.

Directors’ Compensation

Directors who are also employees receive no additional compensation for their services as directors. Each other member of the board of directors is paid an annual retainer of $34,000 plus a fee of $1,000 for each day of attendance at a board meeting. The Lead Director receives an additional annual retainer of $10,000. Each director who is not one of our employees receives $1,000 for each committee meeting attended where an agenda is distributed and preparation is required. Each committee chairperson receives an additional annual fee of $5,000 for each such position held, and each committee member receives an additional annual fee of $1,000 for each committee upon which he or she serves. Each committee member receives a fee of $250 for each minor telephonic committee meeting or each minor committee meeting in which he or she participates. The chairperson is responsible for designating any meetings that are to be considered as “minor.”

In addition to the above compensation, in May 2004, the board of directors made stock grants to each of the nine directors who were not one of our employees. Such directors were granted 200 shares if they were continuing their existing terms after the 2004 annual meeting of stockholders and did not stand for re-election at such meeting. Directors were granted 300 shares if they were re-elected at the 2004 annual meeting of stockholders. The closing price of the shares on the date of the grant was $21.20.

On October 12, 2004, the board of directors made restricted stock grants to each of the nine then current directors who were not one of our employees. Such directors were each granted 1,750 shares. Such shares vest in four equal annual installments, with the first installment vesting on October 12, 2005. Vested shares will be delivered to the grantee but will contain a legend stating that such shares may not be sold until the date which is twelve months after the grantee’s service on the board of directors of our company terminates. The closing price of the shares on the date of the grant was $23.56.

On March 2, 2004, our board adopted a policy to compensate non-employee directors who are invited to attend meetings of committees by the Chairpersons of such committees or the Lead Director in order that such committee may secure the benefits of such invited director’s expertise and counsel. Pursuant to this policy, invited non-employee directors receive a meeting fee equal to the fee that a member of such committee receives for attendance at any such meeting.

Board of Directors Compensation Philosophy

Our board of directors believes that, in order to attract and retain qualified board members, directors should receive cash and equity compensation commensurate with that paid to directors at other companies of similar size in the same or comparable industries (peer companies). An appropriate level of equity compensation will help align board compensation with the interest of our stockholders. In order to determine the appropriate level of compensation, our board of directors will evaluate compensation paid by relevant peer companies and information provided by independent compensation experts. Generally, our board of directors intends to review board compensation levels following each annual meeting of stockholders at which directors are elected and recommend any necessary adjustments in cash and equity compensation.

AUDIT AND FINANCE COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

The purpose of the Audit and Finance Committee is to assist our board of directors with its oversight responsibilities regarding: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditor. This committee is also directly responsible for the appointment of our independent auditors.

The Audit and Finance Committee acts under a written charter adopted and approved by our board of directors in March 2004. Each member of the Audit and Finance Committee is “independent” as defined by the rules of the NYSE and meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934.

Our board of directors has determined that Messrs. Barnes and Dashe are financial experts as defined by the rules of the Securities and Exchange Commission. The Audit and Finance Committee held seven meetings during fiscal 2005. The Audit and Finance Committee designed the meetings to, among other things, facilitate and encourage communication among this committee, management, internal auditors and our independent auditors, Deloitte & Touche LLP.

The Audit and Finance Committee oversees our financial reporting process on behalf of our board of directors. Management has the responsibility for the preparation, presentation and integrity of the financial statements as well as the financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Our independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of our annual financial statements, reviewing our quarterly financial statements and expressing an opinion on the conformity of the annual financial statements with generally accepted accounting principles. The Audit and Finance Committee’s responsibility is to monitor and review these processes. However, members of the Audit and Finance Committee are not professionally engaged in the practice of accounting or auditing nor are they experts in the fields of accounting or auditing, including, with respect to auditor independence. The Audit and Finance Committee relies, without independent verification, on the information provided to it and on the representations made by management and our independent auditors. In fulfilling its oversight responsibilities, the Audit and Finance Committee:

•	Reviewed and discussed with management our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 27, 2005;

•	Discussed with our independent auditors matters required to be discussed with audit committees under auditing standards generally accepted in the United States of America, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees);

•	Received from our independent auditors the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and discussed with our independent auditors their independence from us;

•	Discussed with our internal and independent auditors the overall scope and plans for their respective audits;

•	Met with our internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls;

•	Reviewed and discussed the requirements of, and our company’s progress on complying with, Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s Auditing Standard No. 2 regarding the audit of internal control over financial accounting; and

•	Considered whether the provision by the independent auditors of non-audit services is compatible with maintaining the independence of the auditors.

In reliance on the reviews and discussions referred to above and subject to the limitations on our role and responsibilities referred to in the Audit and Finance Committee Charter, the Audit and Finance Committee recommended to our board of directors that our audited financial statements be approved and included in our Annual Report on Form 10-K for the fiscal year ended January 27, 2005 filed with the Securities and Exchange Commission. The Audit and Finance Committee has selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 26, 2006.

Leroy T. Barnes, Jr., Chairperson

William L. Chenevich

Murray H. Dashe

Mary S. Metz, Ph.D.

Donna A. Tanoue

Independent Auditor Information

The following table summarizes the fees paid or accrued by us for the audit and other services provided by Deloitte & Touche LLP for the fiscal years ended January 27, 2005 and January 29, 2004:

	Fiscal Year Ended
	January 27, 2005	January 29, 2004
Audit Fees	$1,173,000	$455,000
Audit Related Fees	44,000	52,000
Tax Fees	367,000	437,000
All Other Fees	—	—

Total Fees	$1,584,000	$944,000

•	Audit Fees for the fiscal year ended January 27, 2005 include $619,000 related to the audit of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

•	Audit Related Fees include amounts related to the audits of the Longs Drug Stores California, Inc. Employee Savings and Profit Sharing Plan, and other accounting and reporting consultations.

•	Tax Fees include amounts related to the reviews of our federal and state income tax returns, tax advice and consultation, tax planning, assistance with identifying and claiming wage and other tax credits and assistance filing for changes in tax accounting methods.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

In May 2004, the Audit and Finance Committee amended the policy for pre-approval of audit and non-audit services performed by our independent auditors. This policy specifically prohibits our independent auditors from performing any of the services set forth in Section 201(a) of the Sarbanes-Oxley Act of 2002 or any additional prohibited services as specified by the Public Company Accounting Oversight Board. These prohibited services include: (1) bookkeeping or other services related to our accounting records or financial statements; (2) financial information systems design and implementation; (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (4) actuarial services; (5) internal audit outsourcing; (6) management functions; (7) human resources; (8) broker-dealer, investment adviser or investment banking services; (9) legal services; and (10) certain expert services. Further, the Audit and Finance Committee must pre-approve all non-audit services, including tax services, provided to us by our independent auditors. The Audit and Finance Committee may delegate authority to grant pre-approvals to one or more designated members of this committee. This committee also reviews all non-audit services performed by our independent auditors, and the associated fees, at each regularly scheduled quarterly meeting. We have not applied a de minimis exception to our pre-approval policy for any of the fees paid to Deloitte & Touche LLP since the adoption of the policy in August 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own ten percent or more of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and ten percent or greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports and written representations from the reporting persons, we believe that for the fiscal year ended January 27, 2005, our executive officers, directors and greater than ten percent stockholders filed on a timely basis all reports due under Section 16(a) of the Securities Exchange Act of 1934.

III. SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL STOCKHOLDERS

The following table presents the number of shares of our common stock owned beneficially as of March 11, 2005 by each director and director nominee, our Chief Executive Officer and the other four most highly compensated executive officers for the fiscal year ended January 27, 2005, our directors and executive officers as a group and all other persons known by us to beneficially own more than 5% of our common stock.

	Shares Beneficially Owned(1)
Name	Common Stock		% of Class
Robert M. Long	2,063,972	(2)	5.49%
J.M. Long Foundation	787,458	(3)	2.10%
Vera M. Long Foundation	301,024	(4)	*
Ariel Capital Management, LLC.	3,627,671	(5)	9.65%
Dimensional Fund Advisors, Inc.	2,679,122	(6)	7.13%
Barclays Global Investors, N.A.	2,141,308	(7)	5.70%
Leroy T. Barnes, Jr.	2,650	(8)	*
Warren F. Bryant	138,524	(9)	*
William L. Chenevich	7,650	(10)	*
Murray H. Dashe	2,850	(11)	*
Richard W. Dreiling	36,428	(12)	*
Steven F. McCann	99,787	(13)	*
Mary S. Metz, Ph.D.	3,810	(14)	*
William J. Rainey	24,535	(15)	*
Bruce E. Schwallie	66,349	(16)	*
Harold R. Somerset	12,950	(17)	*
Donald L. Sorby, Ph.D.	3,950	(18)	*
Anthony G. Wagner	3,150	(19)	*
Donna A. Tanoue	- 0 -	(20)	*
All directors and executive officers as a group (19 persons)	2,634,844	(21)	6.92%
Employee Savings and Profit Sharing Plan	6,773,643	(22)	18.02%

*	Less than 1%
(1)	The address for all beneficial owners of more than five percent of our stock is P.O. Box 5222, Walnut Creek, California 94596-1222, unless noted otherwise. Information with respect to beneficial ownership is based upon information furnished by each director and officer or contained in filings made with the Securities and Exchange Commission. The persons named in this table have sole voting and investment power with respect to the shares indicated, unless otherwise noted. These shares are subject to community property laws, where applicable.
(2)	Includes 1,750 shares of restricted stock held by Robert M. Long. Also includes the following shares, of which Mr. Long disclaims beneficial ownership: (i) 72,561 shares held in fiduciary capacity for family members with respect to which Mr. Long has sole voting and investment power, (ii) 77,842 shares held in fiduciary capacity for family members with respect to which Mr. Long has shared voting and investment power, (iii) 787,458 shares held by the J.M. Long Foundation with respect to which Mr. Long has shared voting and investment power, and (iv) 301,024 shares held by the Vera M. Long Foundation with respect to which Mr. Long has shared voting and investment power. Excludes 15,445 shares held by family members.
(3)	Robert M. Long serves as a co-trustee of the J.M. Long Foundation and shares investment and voting power over these 787,458 shares. Mr. Long disclaims beneficial ownership of these shares.
(4)	Robert M. Long serves as a co-trustee of the Vera M. Long Foundation and shares investment and voting power over these 301,024 shares. Mr. Long disclaims beneficial ownership of these shares.
(5)

Pursuant to a Schedule 13G/A filed on February 14, 2005, Ariel Capital Management, LLC, in its capacity as an investment advisor, reported that it has sole voting power for 2,799,784 shares and sole dispositive power for 3,623,666 shares. Pursuant to a Schedule 13G/A filed on April 8, 2005, Ariel Capital Management, LLC reported that it beneficially owns -0- shares of our common stock. The address of Ariel Capital Management, LLC is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

(6)	Pursuant to a Schedule 13G/A filed on February 9, 2005, Dimensional Fund Advisors, Inc. reported that it has sole voting and dispositive power for 2,679,122 shares. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and disclaims beneficial ownership of the shares of our common stock that it holds.
(7)	Pursuant to a Schedule 13G filed on February 14, 2005, (i) Barclays Global Investors, N.A. reported that it has sole voting power for 1,089,105 shares and sole dispositive power for 1,252,458 shares, and (ii) Barclays Global Fund Advisors reported that it has sole voting power for 888,470 shares and sole dispositive power for 888,850 shares. The address of Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105.
(8)	Includes 1,750 shares of restricted stock held by Mr. Barnes.
(9)	Includes 136,250 shares subject to options that are exercisable on or before May 10, 2005, and 274 shares held by Mr. Bryant pursuant to the company’s Employee Savings and Profit Sharing Plan (see footnote 22).
(10)	Includes 1,750 shares of restricted stock held by Mr. Chenevich.
(11)	Includes 1,750 shares of restricted stock held by Mr. Dashe.
(12)	Includes 26,250 shares subject to options that are exercisable on or before May 10, 2005, and 178 shares held by Mr. Dreiling pursuant to the company’s Employee Savings and Profit Sharing Plan (see footnote 22).
(13)	Includes 82,900 shares subject to options that are exercisable on or before May 10, 2005, and 482 shares held by Mr. McCann pursuant to the company’s Employee Savings and Profit Sharing Plan (see footnote 22).
(14)	Includes 1,750 shares of restricted stock held by Dr. Metz.
(15)	Includes 24,375 shares subject to options that are exercisable on or before May 10, 2005, and 160 shares held by Mr. Rainey pursuant to the company’s Employee Savings and Profit Sharing Plan (see footnote 22).
(16)	Includes 56,000 shares subject to options that are exercisable on or before May 10, 2005, and 349 shares held by Mr. Schwallie pursuant to the company’s Employee Savings and Profit Sharing Plan (see footnote 22).
(17)	Includes 1,750 shares of restricted stock held by Mr. Somerset, and 200 shares held by his spouse.
(18)	Includes 1,750 shares of restricted stock held by Dr. Sorby, and 2,200 shares held by The Sorby Family Trust, with respect to which Dr. Sorby has sole voting and dispositive power.
(19)	Includes 1,750 shares of restricted stock held by Mr. Wagner.
(20)	Excludes 4,415 shares held by Ms. Tanoue, which were acquired by Ms. Tanoue on March 22, 2005.
(21)	Includes 787,458 shares held by the J.M. Long Foundation and 301,024 shares held by the Vera M. Long Foundation, and other shares of which Robert M. Long disclaims beneficial ownership as disclosed in Footnote (2). Includes a total of 470,925 shares subject to options that are exercisable on or before May 10, 2005, and 3,191 shares held pursuant to the company’s Employee Savings and Profit Sharing Plan (see footnote 22).
(22)	Merrill Lynch Trust Company of California is trustee of the Employee Savings and Profit Sharing Plan. A plan member votes shares allocated to the plan member’s account. Shares that are not allocated to a plan member’s account and shares that are allocated to a plan member’s account but for which the trustee does not receive timely voting instructions are voted by the trustee in the same proportion as those shares which the trustee properly receives directions. On March 11, 2005, there were 32,804 unallocated shares in the plan. Participants in the Employee Savings and Profit Sharing Plan have the right to direct the trustee as to the voting of the shares of our common stock that have been allocated to their respective stock accounts and as such have voting power with respect to these shares.

IV. EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following “Compensation Committee Report” and “Performance Graph” are not “soliciting materials,” are not deemed filed with the SEC and are not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION COMMITTEE REPORT

The Compensation Committee consists of four members of our board of directors, all of who satisfy the independence requirements of the NYSE. Each member of the Compensation Committee also meets the definition of “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Compensation Committee has overall responsibility for our executive and director compensation policies and practices, and the Compensation Committee’s functions include:

•	Determining the compensation of our Chief Executive Officer;

•	Approving all other executive officers’ compensation, including salary and payments under our bonus program, in each case based in part upon the recommendation of our Chief Executive Officer;

•	Granting awards under our long-term incentive plans;

•	Managing and periodically reviewing all of our annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans;

•	At least annually, reviewing our compensation philosophy; and

•	Annually reviewing director compensation and recommending to the full board for approval the form and amount of director compensation.

In March 2004, our board of directors approved the amendment and restatement of our Compensation Committee charter in response to the adoption of revised NYSE requirements.

COMPENSATION PHILOSOPHY

In compensating our executive officers, including our Chief Executive Officer, our policy has been to employ a compensation program under which our executives are paid competitive base salaries and under which a significant portion of compensation is tied to our short-term and long-term performance. The Compensation Committee believes this approach is a key factor in attracting and retaining capable leadership and provides an appropriate incentive to senior management to continually strive to increase our long-term profitability and stockholder value. The major components of executive compensation consist of base salary, short-term incentive bonuses and awards under our long-term incentive plans. In determining the total compensation of our executive officers, the Compensation Committee considers appropriate factors, such as our performance and relative stockholder return, the elements and value of similar incentive awards provided to the executive officers at comparable companies and the awards previously provided to the applicable executive officer. With respect to the long-term incentive component of the compensation of our executive officers, we believe that a meaningful portion should be in the form of equity-based incentives.

BASE SALARY

During fiscal 2005, base annual salaries for our executive officers were set at levels that the Compensation Committee believes, based on its study of publicly available comparative industry data, were competitive with our relevant peer group of companies. We intend to benchmark our executive officers’ base annual salaries each year against a relevant peer group of companies in order to continue to attract and retain qualified executives. The companies surveyed for this comparison have included selected peer group companies included in the chart appearing under “Stock Performance Graph” on page 31, and certain additional grocery and general merchandise retailers, although the precise group of companies surveyed may vary slightly from year to year.

SHORT-TERM INCENTIVES

The second component of executive compensation is our bonus program that is effected through our 2003 Executive Incentive Plan. Under the 2003 Executive Incentive Plan, executive officers can earn an annual bonus based on our achievement of predetermined objective financial criteria established annually by the Compensation Committee. The 2003 Executive Incentive Plan is designed to produce compensation that the Compensation Committee believed was fair and competitive for senior management when compared against our relevant peer group of companies. Bonus payments under this plan may be made not only in cash, but also in our stock or options to purchase our stock, as determined by the Compensation Committee. Pursuant to the 2003 Executive Incentive Plan, the specific financial objectives that are used to determine bonus compensation for fiscal 2005 were: (i) operating income (before bonus and taxes and as adjusted for unusual or extraordinary items); (ii) front end same store sales growth; and (iii) same store prescription count growth. Minimum operating performance thresholds were pre-established by the Compensation Committee for each of these objectives and must be achieved before any bonus tied to a particular financial objective is awarded to an executive officer. Each of our executive officers is assigned a “target bonus” at the beginning of the fiscal year, expressed as a percentage of his or her base salary. In fiscal 2005, this “target bonus” was 80% of base salary for the Chief Executive Officer and ranged from 40% to 60% of base salary for the other executive officers. If the specific financial objectives are met, each executive officer’s bonus is equal to the target bonus. If the specific financial objectives are not met, bonuses are determined as a declining percentage of target bonuses depending on the extent of the shortfall. No bonus is paid under the 2003 Executive Incentive Plan if our company fails to achieve predefined minimum performance levels. Conversely, if financial objectives are exceeded, then each executive officer can earn a bonus in excess of the target bonus determined as an increasing percentage of the target bonus depending on the extent of the performance in excess of the target. In fiscal 2005, the maximum bonus was two and one-half times the target bonus for the Chief Executive Officer and two times the target bonus for the other executive officers. Fiscal 2005 financial objectives used to determine the bonuses for our executive officers resulted in a payout of 92.2% of the target bonus for each executive.

The 2003 Executive Incentive Plan is intended to permit our payment and award of qualified “performance-based” compensation that will not be subject to the income tax deduction limitations of Section 162(m).

LONG-TERM INCENTIVES

The third component of executive compensation is the granting of equity-based awards under our 1995 Long-Term Incentive Plan. Awards under the plan can include restricted stock, stock options, performance shares and stock appreciation rights. Historically, we have granted stock options and restricted stock under the plan to, among others, executive officers, key general office employees and key store employees, and in November 2004 we granted options to our executive officers as detailed in the table on page 40 of this proxy statement. Equity-based awards are intended to motivate our executive officers, key employees and other employees to improve the long-term performance of our common stock, and we, therefore, believe that significant equity-based compensation helps create a vital long-term partnership between our executive officers and other stockholders. In fact, our Corporate Governance Guidelines sets forth our executive officer stock ownership policy. Since we award stock options having an exercise price equal to the market price of our common stock at the time of grant, the option grants provide value only when the price of our common stock increases above that price, thereby tying awards to the future performance of our common stock. Restricted stock awards also serve to directly tie compensation to our performance since an increase in the stock price results in a benefit to the holder of our restricted stock. In addition, because our stock options and restricted stock generally vest over a period of four years and require the holder to remain employed by us until the time of vesting, this form of compensation is intended to assist us in retaining our executive officers and other key employees in order to sustain positive performance on a multi-year basis. The Compensation Committee has based the size of awards under the plan primarily on the position and general level of responsibility of the recipient with reference to competitive grant practices of our relevant peer group of companies. The Compensation Committee also considers subjective factors on a case-by-case basis, as it believes to be in our and our stockholders’ best interests.

On April 23, 2003, the Compensation Committee approved a Performance Based Restricted Stock Grant program for our executive officers. This program provides our executive officers with the opportunity to receive restricted stock grants if a closing share price goal is met and sustained over a five consecutive trading day period during the performance period. The closing price goals set by the Compensation Committee were $25.00 for the period from March 31, 2003 to January 29, 2004, $30.00 for the period from March 31, 2003 to January 27, 2005, and $35.00 for the period from March 31, 2003 to January 26, 2006. If the share price goals are attained, then the number of shares of restricted stock set forth in the table below are granted to the participants. If the share price goals are not attained, then shares are not granted, and the opportunity to receive such shares is forfeited. The restricted share opportunity for each executive is as follows:

	Number of Shares
Participant	3/31/03 – 1/29/04	3/31/03 – 1/27/05	3/31/03 – 1/26/06
Martin A. Bennett	5,500	5,500	5,500
Michael M. Laddon	6,500	6,500	6,500
Steven F. McCann	7,533	7,533	7,533
William J. Rainey	8,067	8,067	8,067
Bruce F. Schwallie	7,000	7,000	7,000
Todd J. Vasos	6,500	6,500	6,500
Linda M. Watt	5,667	5,667	5,667

On July 11, 2003, the Compensation Committee approved a Performance Based Restricted Stock Grant program for Richard W. Dreiling that is substantially similar to the program for the other executive officers. This program provides Mr. Dreiling with the opportunity to receive restricted stock grants if a closing share price goal is met and sustained over a five consecutive trading day period during the performance period. The closing price goals set by the Compensation Committee were $25.00 for the period from July 15, 2003 to January 29, 2004, $30.00 for the period from July 15, 2003 to January 27, 2005, and $35.00 for the period from July 15, 2003 to January 26, 2006. If the share price goals are attained, then the number of shares of restricted stock set forth in the table below are granted to Mr. Dreiling. If the share price goals are not attained, then shares are not granted, and the opportunity to receive such shares is forfeited. The restricted share opportunity for Mr. Dreiling is as follows:

	Number of Shares
Participant	7/15/03 – 1/29/04	7/15/03 – 1/27/05	7/15/03 –1/26/06
Richard W. Dreiling	10,077	10,077	10,076

For any restricted stock grants made under the programs described above, 34% of such shares vest immediately, an additional 33% of such shares vest on the first anniversary of the grant date (subject to employment of the participant by us on such date) and the remaining 33% of such shares vest on the second anniversary of the grant date (subject to employment of the participant by us on such date). The $30.00 stock price goal for a period of five consecutive trading days during the second period was not attained, and therefore no shares were granted under this program during fiscal 2005.

On February 28, 2005, at a regularly scheduled meeting, our company’s Compensation Committee approved a Performance-Based Restricted Stock Grant program for executive officers. This program provides our executive officers with the opportunity to receive restricted stock grants based on the achievement of certain annual earnings per share goals for our company’s fiscal 2006. The performance-based restricted stock grant target for each executive officer is set forth in the table below, but actual company shares awarded at the end of the performance period may be more or less than the targets and will vary according to actual earnings per share performance for fiscal 2006. If any awards are earned, participants will vest in accordance with the following schedule: one-quarter of the total shares earned shall vest on January 26, 2006, an additional one-quarter of the total shares earned shall vest on January 26, 2007, and the remaining one-half of the total shares earned shall vest on January 26, 2008. Any shares awarded will be issued pursuant to our 1995 Long-Term Incentive Plan.

Participant	Performance Based Restricted Stock Grant Targets
Richard W. Dreiling	13,000
Steven F. McCann	13,000
Bruce E. Schwallie	13,000
William J. Rainey	8,000
Todd J. Vasos	8,000
Michael M. Laddon	4,000
Linda M. Watt	4,000

Compensation of the Chief Executive Officer

In October 2002, the Compensation Committee approved an employment contract with Warren F. Bryant to serve in the position of President and Chief Executive Officer. Under this contract, Mr. Bryant’s annual base salary was set at $785,000 for fiscal 2005. The Compensation Committee approved an annual target bonus for Mr. Bryant of 80% of Mr. Bryant’s base salary.

Pursuant to the 2003 Executive Incentive Plan, the specific financial objectives that are used to determine the bonus compensation for Mr. Bryant for fiscal 2005 are: (i) operating income (before bonus and taxes and as adjusted for unusual or extraordinary items); (ii) front end identical store sales growth; and (iii) same store prescription count growth. Minimum operating performance thresholds were pre-established by the Compensation Committee for each of these objectives and must be achieved before any bonus tied to a particular financial objective is awarded to Mr. Bryant. Mr. Bryant was assigned a “target bonus” at the beginning of the fiscal year equal to 80% of his base salary in fiscal 2005. If the specific financial objectives are met, Mr. Bryant’s bonus is equal to the target bonus. If the specific financial objectives are not met, Mr. Bryant’s bonus is determined as a declining percentage of his target bonus depending on the extent of the shortfall. Conversely, if financial objectives are exceeded, then Mr. Bryant can earn a bonus in excess of the target bonus determined as an increasing percentage of the target bonus depending on the extent of the performance in excess of the target, up to a maximum of two and one-half times the target bonus. Fiscal 2005 financial objectives used to determine the bonus for Mr. Bryant resulted in a payout of 102.6% of the target bonus for Mr. Bryant.

Mr. Bryant agreed to waive payment of the minimum $400,000 annual bonus for fiscal 2004 provided under his employment agreement. In return, we paid Mr. Bryant a retention bonus in the amount of $260,000 on December 9, 2004, which represented the approximate difference between $400,000 and the fiscal 2004 annual bonus paid to Mr. Bryant based on the performance conditions under the 2003 Executive Incentive Plan for fiscal 2004.

On April 23, 2003, the Compensation Committee approved a Performance Based Restricted Stock Grant program for our Chief Executive Officer. This program provides our Chief Executive Officer with the opportunity to receive restricted stock grants if a closing share price goal is met and sustained over a five consecutive trading day period during the performance period. The closing price goals set by the Compensation

Committee were $25.00 for the period from March 31, 2003 to January 29, 2004, $30.00 for the period from March 31, 2003 to January 27, 2005, and $35.00 for the period from March 31, 2003 to January 26, 2006. If the share price goals are attained, then shares are granted. If the goals are not attained, then shares are not granted and the opportunity to receive such shares is forfeited. The restricted share opportunity for our Chief Executive Officer was 16,167 shares in the period from March 31, 2003 to January 29, 2004, 16,167 shares in the period from March 31, 2003 to January 27, 2005, and 16,166 shares in the period from March 31, 2003 to January 26, 2006. For any restricted stock grants made under this program, 34% of such shares vest immediately, an additional 33% of such shares vest on the first anniversary of the grant date (subject to employment of our Chief Executive Officer by us on such date) and the remaining 33% of such shares vest on the second anniversary of the grant date (subject to employment of our Chief Executive Officer by us on such date). The $30.00 stock price goal for a period of five consecutive trading days during the second period was not attained, and therefore no shares were granted under this program during fiscal 2005.

In November 2004, we granted an option to purchase 200,000 shares of our common stock to our Chief Executive Officer as detailed in the table on page 40 of this proxy statement in part because of our desire to ensure that our Chief Executive Officer has an equity interest in our company comparable to chief executive officers at peer companies. In addition, because our company is currently engaged in enterprise-wide strategic initiatives focused on improving our overall performance, we also believe that this equity award to our Chief Executive Officer provides the appropriate incentive to align the goal of achieving our business initiatives with the interests of our stockholders.

On February 28, 2005, at a regularly scheduled meeting, our company’s Compensation Committee approved a Performance-Based Restricted Stock Grant program for our Chief Executive Officer. This program provides our Chief Executive Officer with the opportunity to receive a restricted stock grant based on the achievement of certain annual earnings per share goals for our company’s fiscal year 2006. The performance-based restricted stock grant target for our Chief Executive Officer is 32,000 shares of our common stock, but actual company shares awarded at the end of the performance period may be more or less than this target and will vary according to actual earnings per share performance for fiscal 2006. If earned, our Chief Executive Officer’s award will vest in accordance with the following schedule: one-quarter of the total shares earned shall vest on January 26, 2006, an additional one-quarter of the total shares earned shall vest on January 26, 2007, and the remaining one-half of the total shares earned shall vest on January 26, 2008. Any shares awarded will be issued pursuant to our 1995 Long-Term Incentive Plan.

The compensation arrangements for our Chief Executive Officer were established in executive sessions of our Compensation Committee in light of the compensation philosophy described above and upon the recommendations of outside experts.

DEDUCTIBILITY OF COMPENSATION EXPENSES

Section 162(m) limits federal income tax deductions for compensation paid by us to our Chief Executive Officer and four other most highly compensated executive officers to $1 million per officer per year, unless it is qualified “performance-based” compensation. To qualify as “performance-based” compensation, compensation must be paid pursuant to an incentive plan the material terms of which have been approved by stockholders and must satisfy certain other conditions, including limitations on the discretion of the Compensation Committee in determining the amounts of such compensation. We have endeavored to structure our compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. However, the Compensation Committee believes that the payment of compensation that is subject to the deduction limitations of Section 162(m) could be in our best interests and, while the Compensation Committee will consider tax deductibility as one of its factors in determining compensation, it may not limit compensation to those levels or types of compensation that will be deductible.

CONCLUSION

The Compensation Committee believes that long-term stockholder value is enhanced by corporate and individual performance achievements. Through the plans and policies described above, a significant portion of our executive compensation is based on corporate and individual performance, as well as competitive pay practices. The Compensation Committee believes equity compensation, in the form of stock options and restricted stock, is vital to the long-term success of Longs. The Compensation Committee also believes that long-term stockholder value was enhanced in fiscal 2005 by the corporate and individual performance achievements of our executives.

Anthony G. Wagner, Chairperson

Murray H. Dashe

Donald L. Sorby, Ph.D.

Donna A. Tanoue

STOCK PERFORMANCE GRAPH

The following graph shows a comparison of the five-year cumulative total return for our common stock, the Russell 2000 Index and the Russell 2000 Consumer Staples Index, each of which assumes an initial value of $100 and reinvestment of dividends. The Russell 2000 Index consists of the smallest 2,000 companies in the Russell 3000 Index in terms of market capitalization. The Russell 2000 Consumer Staples Index is a capitalization-weighted index of companies that provide products directly to consumers that are typically considered non-discretionary items based on consumer purchasing habits, and our common stock is included in this index. The past performance of our common stock is not an indication of future performance.

	Years Ended
	Jan00	Jan01	Jan02	Jan03	Jan04	Jan05
Longs Drug Stores Corporation	$100.00	$117.38	$108.89	$106.77	$114.95	$138.88
Russell 2000	$100.00	$103.69	$99.96	$78.10	$123.41	$134.11
Russell 2000 Consumer Staples	$100.00	$130.58	$144.48	$116.35	$154.00	$155.75

EQUITY COMPENSATION PLAN INFORMATION

Effective January 27, 2005

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders	2,033,950	$23.54	522,152	(1)
Equity Compensation Plans Not Approved by Stockholders	2,116,575	$22.18	775,060	(2)
Total	4,150,525	$22.85	1,297,212

(1)

Represents shares remaining for issuance pursuant to options, stock appreciation rights, restricted stock or performance shares under the 1995 Long-Term Incentive Plan. In any fiscal year, no individual may receive awards under the 1995 Long-Term Incentive Plan of more than: 500,000 shares as restricted stock (750,000 shares in connection with initial employment); 300,000 shares pursuant to stock appreciation rights (500,000 in connection with initial employment); or 300,000 performance shares (500,000 in connection with initial employment).

(2)	Represents shares remaining for issuance pursuant to options, stock appreciation rights, restricted stock or performance shares under the Non-Executive Long-Term Incentive Plan.

Equity Compensation Plan Not Approved by Stockholders

The Non-Executive Long-Term Incentive Plan, which has not been approved by our stockholders, authorizes the issuance of 3,000,000 shares of common stock in the form of nonqualified stock options, restricted stock and other stock awards. Awards may only be granted to our employees who are not our officers, directors or other “insiders.”

Generally, options are granted with an exercise price not less than 100% of the closing market price on the date of the grant. Options generally vest over a period of up to four years and have a maximum term of 10 years. The plan contains provisions for automatic vesting upon a change of control.

Restricted Stock awards are valued at fair market value at the date of grant and are recorded as compensation expense over the vesting period. Recipients have voting rights to the shares and dividends are credited to the shares during the restriction period. However, vesting in the shares is generally dependent on continued employment for periods of one to five years.

CHANGE IN CORPORATE CONTROL AGREEMENTS, EMPLOYMENT

AGREEMENTS AND OTHER AGREEMENTS

Change in Corporate Control Agreements

We had previously entered into agreements, as amended, with Messrs. Dreiling, Schwallie, McCann and Rainey, providing for certain severance benefits in the event of the severance of the employment of such executive officers following a change in corporate control. Under each agreement, severance is payable upon a company-initiated termination within two years following a change in corporate control, a termination initiated by the applicable executive officer with good reason within 180 days following a change in corporate control (with good reason defined as a material and detrimental alteration in the applicable executive officer’s position, responsibilities, compensation or benefits from those in effect immediately prior to the change in corporate control) or a termination initiated by the applicable executive officer for any reason after 180 days after a change in corporate control and within two years following a change in corporate control. The definition of change in corporate control means: (i) stockholder approval of our dissolution or liquidation or the commencement of a bankruptcy case or our involuntary dissolution; (ii) a sale, transfer or other disposition of all or substantially all of our assets; (iii) a change in the composition of our board of directors affecting the majority of the members within a 24 month period; (iv) the consummation of a merger or consolidation of us into another entity or any other corporate reorganization or sale of shares if more than 50% of the combined voting power of the continuing or surviving entity’s securities is owned by persons who owned less than 25% of our voting power immediately prior to the event in question; or (v) a transaction in which any person becomes the beneficial owner of at least 50% of the total voting power of our outstanding voting securities.

The agreements provide that each of the executive officers shall be entitled to a severance benefit equal to three times the average of such executive officer’s annual base salary and bonus for the five consecutive taxable year period (or shorter period of actual service) that includes the taxable year of the change in corporate control, less one dollar. In addition, these executive officers are entitled to a prorated bonus award at the target amount in respect of the performance period in which the severance of employment occurs based on the percentage of the performance period that has elapsed as of the date of the severance of employment. Under the agreements, we are also obligated to establish an irrevocable trust for each executive officer and contribute to it an amount equal to such officer’s deferred compensation account under our Deferred Compensation Plan of 1995. We will also pay to these executive officers an amount covering any excise tax on these benefits.

Each of the agreements has an initial term of three years, and the expiration date will automatically be extended for one additional year unless in the 30 day period immediately preceding any anniversary date of the agreement, either we or the applicable executive officer rejects such automatic extension.

If a change in corporate control had occurred on December 31, 2004, and all executive officers covered by the agreements had been discharged by us, Messrs. Dreiling, Schwallie, McCann and Rainey would have been entitled to receive $1,986,932, $1,448,042, $1,674,971, $1,491,737, respectively, plus an amount covering any excise tax on his benefits.

Retention Agreements

In September 2003, we entered into agreements with Messrs. Dreiling, Schwallie, McCann and Rainey providing for certain severance benefits in the event of the severance of the employment of such executive officers. Under each agreement, severance benefits as described below are payable if such executive officer ceases to be employed by us for any reason other than just cause, total disability or death.

The agreements provide that each of such executive officers shall be entitled to the payment of such executive officer’s annual base salary at the same rate, and on the same schedule, as in effect immediately prior to the date of termination of employment for a period of 24 months (18 months where the date of the termination is on or after the second anniversary of the effective date of the agreement). In addition, these executive officers are entitled to certain health coverage and outplacement services.

Each of the agreements has an initial term of two years; provided, however, that such agreements will automatically be renewed for successive two year terms unless we deliver to the applicable executive officer written notice of non-renewal at least 180 days before the expiration date. Notwithstanding the foregoing, these agreements automatically terminate upon the earlier of a change in corporate control (as defined in the change in corporate control agreements described above) and such time as the applicable executive officer ceases to be employed by us for any reason.

Employment Agreements

Warren F. Bryant. In October 2002, we entered into an employment agreement, effective October 30, 2002, with Warren F. Bryant under which Mr. Bryant is to be employed as our President and Chief Executive Officer and which provides that Mr. Bryant be elected onto our board of directors as soon as practicable after the date of the agreement. The agreement provides for an annual base salary of $750,000 which, starting in January 2004, is subject to annual review by the Compensation Committee. Mr. Bryant’s target annual bonus amount is 80% of his base salary. His actual award will range from 0% to 200% of his base salary based on objective performance criteria and other factors as determined by the Compensation Committee of our board of directors. Under the agreement, Mr. Bryant’s annual bonus will be no less than $400,000 for the fiscal year ended January 29, 2004. He also received a one-time employment bonus of $300,000 which Mr. Bryant must repay to us in full or in part if his employment terminates under specified circumstances within 6 or 12 months, respectively, after the date of the agreement. The agreement provides for an option grant in respect of 230,000 shares awarded to Mr. Bryant under the 1995 Long-Term Incentive Plan on October 30, 2002 and provides that any subsequent grants of stock options or equity-based awards to Mr. Bryant will be made in the sole discretion of the Compensation Committee. Under the agreement, Mr. Bryant is also entitled, under certain circumstances, to a nonqualified retirement benefit, which is described further below.

The agreement also provided for reimbursement to Mr. Bryant for reasonable expenses related to his relocation to the San Francisco Bay Area, up to $40,000 in reasonable out-of-pocket expenses incurred for temporary housing and closing and certain related costs for the sale of his home in Ohio. Mr. Bryant is also entitled to a one-time relocation allowance of $20,000 and a payment in the amount necessary to make him whole on an after-tax basis for any income taxes incurred in connection with the relocation-related benefits. Under the agreement, Mr. Bryant is also entitled to a one-time payment that is intended to defray Mr. Bryant’s obligation to his former employer for relocation benefits provided to him.

If we terminate Mr. Bryant’s employment other than for cause or because of disability (each, as defined in the agreement) or Mr. Bryant resigns for good reason (as defined in the agreement), Mr. Bryant will be entitled to severance pay, continued vesting for a period of 18 months of all outstanding options and other equity based awards, a pro-rated annual bonus at his target amount and up to 18 months of continued health care coverage. The severance pay is payable over 18 months and is equal to 1.5 times the highest base salary paid to Mr. Bryant under the agreement and 1.5 times the greater of (i) $400,000 (if Mr. Bryant’s employment terminates prior to the payment of his annual bonus for the fiscal year ending in January 2004), (ii) the highest annual bonus paid to Mr. Bryant during the term of the agreement and (iii) Mr. Bryant’s target annual bonus amount based on his base salary as of the date of his employment termination. Mr. Bryant must execute a release of claims and comply with certain obligations in the agreement relating to confidentiality, non-solicitation, non-disparagement and cooperation in order to receive the severance payments and benefits. The agreement also provides that Mr. Bryant’s unexercised and unvested equity awards will expire in the event of a breach, other than an insubstantial breach, of those obligations.

Mr. Bryant will be entitled to receive enhanced severance payments and benefits instead of those described above if: (i) we terminate his employment other than for cause or disability within two years after a change in control (as defined in the agreement), (ii) Mr. Bryant resigns for good reason within 179 days after a change in control, or (iii) Mr. Bryant resigns for any reason within 180 days and two years after a change in control. The enhanced severance payments and benefits consist of the same severance pay described above except that it is payable in a lump sum and is equal to three times (rather than 1.5 times) the amounts described, a pro-rated annual bonus at the target amount, up to 36 months of continued health care coverage and tax restoration payments to the extent that any payments or benefits made to Mr. Bryant by us are subject to an excise tax under the Internal Revenue Code. In addition, the option grant in respect of 230,000 shares awarded to Mr. Bryant under the agreement would become fully exercisable.

Under the agreement, if (i) Mr. Bryant is employed until November 1, 2007, (ii) his employment is terminated other than for cause, (iii) Mr. Bryant resigns for good reason or for any reason between 6 and 24 months after a change in control or (iv) Mr. Bryant dies, Mr. Bryant (or his spouse in the event of death) will receive a nonqualified retirement benefit in the form of an annuity or, in the case of a qualifying termination between 6 and 24 months after a change in control, a lump sum. The annuity is payable within 30 days after the later of age 62 (or, in the case of Mr. Bryant’s death, the date on which Mr. Bryant would have attained age 62) or termination of employment. The lump sum is payable as soon as practicable following termination of employment. This benefit is intended to compensate Mr. Bryant for the forgone benefit under his former employer’s pension plan attributable to assumed salary increases through age 65 that Mr. Bryant would have earned had he remained employed with his former employer. The agreement provides for an assumed 2% per year salary increase and limits the amount of the benefit, on actuarially an equivalent basis (using the assumptions set forth in the agreement), to $850,000 as of the date of the agreement. Assuming payment in the form of a single-life annuity commencing at age 62, an annual interest rate of 4.81% and the GAR 1994 mortality table, the maximum estimated annual benefit payable under this arrangement is $84,418 per year.

On March 2, 2004, we entered into an amendment to our employment agreement with Mr. Bryant. Pursuant to such amendment, Mr. Bryant agreed to waive payment of the minimum $400,000 annual bonus for fiscal 2004 provided under his original employment agreement. In return, we paid Mr. Bryant a retention bonus of $260,000, which represents the approximate difference between $400,000 and the fiscal 2004 annual bonus paid to Mr. Bryant based on the performance conditions under the 2003 Executive Incentive Plan for fiscal 2004.

Richard W. Dreiling. In July 2003, we entered into an agreement with Richard W. Dreiling in connection with his employment by us as our Executive Vice President and Chief Operations Officer. Pursuant to the agreement, we agreed to pay Mr. Dreiling an annual salary of $500,000 for the first year of employment, a bonus opportunity targeted to equal 60% of Mr. Dreiling’s base annual salary, based on his individual as well as our overall performance. We also provided a hiring bonus of $40,000 (which was grossed up for state and federal tax purposes) and vacation accrual at the rate of four weeks per year (along with an advance vacation credit of four weeks). In addition, pursuant to our agreement with Mr. Dreiling, on July 15, 2003, we granted Mr. Dreiling a non-qualified stock option to purchase 70,000 shares of our common stock and 10,000 shares of restricted common stock which vest in four equal annual installments. Mr. Dreiling also became eligible to participate in the Performance Based Restricted Stock Grant program approved by our Compensation Committee on April 23, 2003 pursuant to the terms and conditions of his agreement with us.

Bruce E. Schwallie. In February 2002, we entered into an agreement with Bruce E. Schwallie, our Executive Vice President – Business Development and Managed Care, in connection with employment by us and his relocation to our headquarters in Walnut Creek, California. Pursuant to the agreement, we agreed to hire Mr. Schwallie in the position of Senior Vice President-Pharmacy and Business Development at an initial annual salary of $250,000, participation in our VPIP Program, and a guaranteed bonus equal to 40% of Mr. Schwallie’s base annual salary for his first year of employment. Any bonus thereafter would be based on his individual as well as our overall performance. We also provided a transition bonus of $50,000 and vacation accrual at the rate of four weeks per year, and, within one month of his hire date, we granted Mr. Schwallie a non-qualified stock option of 20,000 shares. To assist in his relocation, we agreed to buy Mr. Schwallie’s prior home and pay for reasonable moving expenses, including reasonable travel back and forth to Ohio as needed until his relocation was completed. We agreed to loan Mr. Schwallie $228,757 to assist him with the purchase of a home in the Walnut Creek, California area. The loan, which we made on March 20, 2002, provides for an interest rate of 7%. So long as Mr. Schwallie remains one of our employees, we will forgive one-fifth of the loan plus all accrued interest at the end of each of the first five years of his employment with us.

Steven F. McCann. In April 2000, we entered into an agreement (and in May 2002 we amended this agreement) with Steven F. McCann, our Executive Vice President, Chief Financial Officer and Treasurer, in connection with employment by us and his relocation to our headquarters in Walnut Creek, California. Pursuant to the agreement, we agreed to hire Mr. McCann in the position of Senior Vice President, Chief Financial Officer and Treasurer at an initial annual salary of $210,000, participation in our VPIP Program, and a bonus factor, which provided assurance of his reaching bonus target between the time period of second quarter fiscal 2001 and first quarter fiscal 2002. We also provided a transition bonus of $120,000 and vacation accrual at the rate of four weeks per year, and within one month of his hire date we granted Mr. McCann a non-qualified stock option of 20,000 shares. To assist in his relocation, we agreed to buy Mr. McCann’s prior home and pay for reasonable moving expenses, including travel and lodging expenses for his family to take a trip to California prior to their intended move, and agreed to loan Mr. McCann $256,663 to assist him with the purchase of a home in the Walnut Creek, California area. The loan, which we made on June 15, 2000, provides for an interest rate of 6.53%. So long as Mr. McCann remains one of our employees, we will forgive one-fifth of the loan plus all accrued interest at the end of each of the first five years of his employment with us and, at each interval and in our sole discretion, either make a cash payment to Mr. McCann of an amount equal to the amount so forgiven, or make a stock grant in shares of our stock at the then-current value equaling the loan amount so forgiven. This cash payment or stock grant is intended to help Mr. McCann offset any taxation resulting from the forgiveness of the loan.

William J. Rainey. In March 2003, we entered into an agreement with William J. Rainey in connection with his employment by us as our Senior Vice President, General Counsel and Secretary, and his relocation to our headquarters in Walnut Creek, California. Pursuant to the agreement, we agreed to pay Mr. Rainey an annual salary of $375,000 for the first year of employment, a bonus opportunity targeted to equal 50% of Mr. Rainey’s base annual salary, based on his individual as well as our overall performance. We also provided a hiring bonus of $250,000 which is subject to a repayment schedule for the first three years of his employment with us if he resigns his employment and vacation accrual at the rate of four weeks per year. In addition, on May 20, 2003, we granted Mr. Rainey a non-qualified stock option to purchase 40,000 shares of our common stock. To assist in his relocation, we agreed to pay for up to six months of reasonable temporary living expenses and reasonable travel and moving expenses.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The Compensation Committee consists of four members. The members of this committee are Anthony G. Wagner, the Chairperson, Donald L. Sorby, Ph.D., Murray H. Dashe and Donna A. Tanoue. None of the members of this committee is or has been one of our officers or employees.

No “compensation committee interlocks” existed during fiscal 2005.

EXECUTIVE OFFICERS

The following persons are our executive officers or executive officers of our wholly-owned operating subsidiary, Longs Drug Stores California, Inc. (the “CA Subsidiary”), as of March 11, 2005.

Name	Age	Primary Executive Position with Registrant or the CA Subsidiary	Position Held Since(1)
Warren F. Bryant	59	President and Chief Executive Officer(2)(4)	2002
Richard W. Dreiling	51	Executive Vice President – Chief Operating Officer(3)(5)	2003
Steven F. McCann	52	Executive Vice President, Chief Financial Officer, and Treasurer(8)	2000
Bruce E. Schwallie	50	Executive Vice President – Business Development and Managed Care(3)(6)	2002
Michael M. Laddon	51	Senior Vice President-Chief Information Officer(3)(7)	2003
William J. Rainey	58	Senior Vice President, General Counsel and Secretary(9)	2003
Gerald H. Saito	60	Senior Vice President-Hawaii(3)(10)	1995
Todd J. Vasos	43	Senior Vice President – Chief Merchandising Officer(3)(11)	2001
Linda M. Watt	48	Senior Vice President-Human Resources(3)(12)	2001

(1)	Each officer is elected for a one-year term.
(2)	Also serves as one of our directors.
(3)	Officer of only the CA Subsidiary and not Longs Drug Stores Corporation.
(4)	Prior to joining us in October 2002, from 1999 to 2002, Mr. Bryant served as Senior Vice President at The Kroger Co., a grocery retailer. Prior to that, from 1996 to 1999, Mr. Bryant was President and Chief Executive Officer at Dillon Companies, Inc., a grocery retailer and subsidiary of The Kroger Co.
(5)	Mr. Dreiling was named our Executive Vice President, Chief Operating Officer in March 2005. Prior to that, he served as our Executive Vice President, Chief Operations Officer since July 2003. From 1999 to 2003, Mr. Dreiling served as Executive Vice President – Marketing, Manufacturing and Distribution at Safeway, Inc., a food and drug retailer. Prior to that, from 1998 to 1999, Mr. Dreiling was President of Vons, a Southern California food and drug division of Safeway, Inc.
(6)	Mr. Schwallie was named our Executive Vice President – Business Development and Managed Care in March 2005. Prior to that, he served as our Executive Vice President, Chief Merchandising Officer since

2003. Prior to joining us in January 2002, from 2001 to 2002, Mr. Schwallie served as Senior Vice President-Merchandising at Duane Reade, Inc., a retail drug store chain. Prior to that, from 2000 to 2001, Mr. Schwallie was an independent consultant. Prior to that, from 1997 to 2000, Mr. Schwallie served as Senior Vice President at Jo-Ann Stores, Inc., a fabric and craft store retail chain, and prior to that, from 1991 to 1997, Mr. Schwallie served as Senior Vice President at Revco Drug Stores, Inc., a retail drug store chain, which merged with CVS Corporation in May 1997.

(7)	Prior to joining us in March 2003, from 2002 to 2003, Mr. Laddon was an independent consultant. Prior to that, from 2001 to 2002, Mr. Laddon was Executive Vice President-Sales at Brix Software Systems, a software company; prior to that, from February 2000 to November 2000, Mr. Laddon was Executive Vice President and Chief Information Officer at ProduceOnline.com, a business to business internet company; and prior to that, from 1998 to 2000, Mr. Laddon was Group Vice President and Chief Information Officer at Ralphs Grocery Company, a grocery retailer and subsidiary of The Kroger Co.
(8)	Mr. McCann was named our Executive Vice President, Chief Financial Officer, and Treasurer in March 2005. Prior to that, he served as our Senior Vice President, Chief Financial Officer and Treasurer since April 2000. Prior to joining us in April 2000, from 1994 to 1999, Mr. McCann served as Senior Vice President-Finance at Service Merchandise Company, a jewelry and general merchandise retailer, which filed Chapter 11 on March 27, 1999, and ceased continuing business operations on January 19, 2002, subject to bankruptcy court approval.
(9)	Prior to joining us in March 2003, from 1996 to 2003, Mr. Rainey was Senior Vice President, General Counsel and Secretary at Payless ShoeSource, Inc., a shoe retailer.
(10)	Mr. Saito has been our Senior Vice President – Hawaii since 1995.
(11)	Mr. Vasos was named our Senior Vice President – Chief Merchandising Officer in March 2005. Prior to that, he served as our Senior Vice President – Marketing since December 2001. Prior to joining us in December 2001, from 1993 to 2001, Mr. Vasos served as Vice President at Phar-Mor, Inc., a retail drug store chain, which filed Chapter 11 on September 24, 2001.
(12)	Prior to joining us in June 2001, from 1997 to 2001, Ms. Watt served as Vice President-Human Resources at Safeway, Inc., a food and drug retailer.

EXECUTIVE COMPENSATION

The table below sets forth the compensation earned by the following persons during the fiscal years ended January 27, 2005, January 29, 2004 and January 30, 2003 for services rendered in all capacities to our company:

•	individuals who served as our Chief Executive Officer during fiscal 2005; and

•	our four other most highly compensated executive officers during fiscal 2005.

		Annual Compensation							Long-Term Compensation			All Other Compensation ($)
Awards
Name And Principal Position	Year	Salary ($)		Bonus ($)			Other Annual Compensation ($)(1)		Restricted Stock Award(s) (2)($)		Securities Underlying Options / SARs (#)
Warren F. Bryant President & Chief Executive Officer (3)	2005 2004 2003	$ $ $	780,961 750,000 193,269	$ $ $	904,328 143,040 300,000	(3) (3) (3)	$ $	95,465 24,640 —		— — —	200,000 85,000 230,000	$ $ $	93,886 178,446 106,818	(3) (3) (3)

Richard W. Dreiling Executive Vice President & Chief Operating Officer (4)	2005 2004 2003	$ $	517,692 217,308 —	$ $	287,664 40,000 —	(4) (4)	$ $	— — —	$	— 167,200 —	60,000 105,000 —	$ $	8,517 27,700 —	(4) (4)

Steven F. McCann Executive Vice President & Chief Financial Officer (6)	2005 2004 2003	$ $ $	380,327 360,224 344,231	$ $ $	176,102 60,843 120,358	(6) (6)	$ $	8,520 8,520 —	$	— — 372,400	60,000 32,000 95,000	$ $ $	137,335 131,589 125,744	(6) (6) (6)

Bruce E. Schwallie Executive Vice President – Business Development & Managed Care (5)	2005 2004 2003	$ $ $	388,269 348,743 282,748	$ $ $	179,790 67,311 84,638	(5) (5)	$	— 13,889 —	$	— — 266,000	60,000 55,000 65,000	$ $ $	81,184 128,972 24,219	(5) (5) (5)

William J. Rainey Senior Vice President & General Counsel (7)	2005 2004 2003	$ $	384,731 323,077 —	$ $	177,946 343,750 —	(7) (7)	$ $	8,520 63,454 —		— — —	25,000 57,500 —	$ $	7,065 21,514 —	(7) (7)

(1)	A tax reimbursement payment of $86,945 for Mr. Bryant was made in fiscal 2005. Messrs. Bryant, McCann and Rainey each received a company car allowance of $8,520 in fiscal 2005. Tax reimbursement payments of $16,120 for Mr. Bryant, $13,889 for Mr. Schwallie and $59,194 for Mr. Rainey were made in fiscal 2004. Company car allowances of $8,520 for Mr. Bryant, $8,520 for Mr. McCann and $4,260 for Mr. Rainey were made in fiscal 2004.
(2)	The number and value, based on the last reported sale price on January 27, 2005, the last day of fiscal 2005, of the aggregate restricted stock held by the named executive officers were: Warren F. Bryant - 0 shares, Richard W. Dreiling – 10,000 shares ($262,600), Bruce E. Schwallie – 10,000 shares ($262,600), Steven F. McCann – 14,000 shares ($367,640), and William J. Rainey – 0 shares. We retain dividends paid on restricted shares, and when the restricted shares vest we pay the retained dividends thereon, plus interest earned by our investment of dividends, to the recipient.
(3)

Warren F. Bryant was appointed President and Chief Executive Officer on October 30, 2002. The amount shown under “Bonus” for fiscal 2005 includes a bonus payment of $644,328 based on the performance conditions under the 2003 Executive Incentive Plan for fiscal 2005 and a retention bonus of $260,000 paid to Mr. Bryant in fiscal 2005 in consideration of Mr. Bryant’s waiver of the minimum $400,000 annual bonus for fiscal 2004 pursuant to the terms and conditions of his employment contract with us, and which we agreed to pay Mr. Bryant if, prior to December 1, 2004, he did not resign (other than for good reason) and his employment was not terminated for cause. The $260,000 retention bonus represents the approximate difference between $400,000 and the fiscal 2004 annual bonus of $143,040 paid to Mr. Bryant based on the performance conditions under the 2003 Executive Incentive Plan for fiscal 2004. The amount shown under “All Other Compensation” for fiscal 2005 includes $79,881 for insurance premiums paid on behalf of Mr. Bryant, reimbursement of medical expenses of $10,371 and our contribution of $2,000 to the Employee Savings and Profit Sharing Plan. The amount shown under “Bonus” for fiscal 2004 includes a bonus payment of $143,040 based on the performance conditions under the 2003 Executive Incentive Plan for fiscal 2004. The amount shown under “All Other Compensation” for fiscal 2004 includes $68,181 for insurance premiums paid on behalf of Mr. Bryant, $107,139 in relocation reimbursement relating to the purchase of Mr. Bryant’s home in Ohio and our contribution of $2,000 to the

Employee Savings and Profit Sharing Plan. The amount shown in the “Bonus” column for fiscal 2003 consists of a sign-on bonus of $300,000. The amount shown under “All Other Compensation” for fiscal 2003 includes relocation reimbursement of $106,818.

(4)	Richard W. Dreiling joined us as Executive Vice President, Chief Operations Officer in July 2003. The amount shown under “Bonus” for fiscal 2005 includes a bonus payment of $287,664 based on the performance conditions under the 2003 Executive Incentive Plan for fiscal 2005. The amount shown under “Bonus” for fiscal 2004 reflects a sign-on bonus of $40,000. The amount shown under “All Other Compensation” for fiscal 2005 includes $1,980 for insurance premiums paid on behalf of Mr. Dreiling, reimbursement of medical expenses of $3,483, our contribution of $2,000 to the Employee Savings and Profit Sharing Plan, and a dividend payment of $1,054 paid on vested restricted shares that includes interest earned. The amount shown under “All Other Compensation” for fiscal 2004 includes $714 for insurance premiums paid on behalf of Mr. Dreiling, reimbursement of medical expenses of $1,655 and a tax reimbursement payment of $25,331.
(5)	Bruce E. Schwallie joined us as Senior Vice President-Pharmacy and Business Development on December 30, 2002. The amount shown under “Bonus” for fiscal 2005 includes a bonus payment of $179,790 based on the performance conditions under the 2003 Executive Incentive Plan for fiscal 2005. The amount shown under “Bonus” for fiscal 2004 includes $32,307 earned in fiscal 2003 (but not reported in the fiscal 2003 “Bonus” amount) and paid in fiscal 2004. The amount shown under “All Other Compensation” for fiscal 2005 includes $1,980 for insurance premiums paid on behalf of Mr. Schwallie, reimbursement of medical expenses of $6,978, our contribution of $2,000 to the Employee Savings and Profit Sharing Plan, $4,148 for a car lease paid on behalf of Mr. Schwallie, a dividend payment of $3,342 paid on vested restricted shares that includes interest earned, $55,792 for the forgiveness of a portion of a bridge loan plus accrued interest, and $6,944 for the forgiveness of a payment previously made in connection with Mr. Schwallie’s relocation to California. The amount shown under “All Other Compensation” for fiscal 2004 includes $111,584 for the forgiveness of a portion of a bridge loan plus accrued interest, $6,944 for the forgiveness of a payment previously made in connection with Mr. Schwallie’s relocation to California, reimbursement of medical and medical premium expenses of $8,444 and our contribution of $2,000 to the Employee Savings and Profit Sharing Plan. The amount shown under “All Other Compensation” for fiscal 2003 includes $22,099 in reimbursed relocation expenses and our contribution of $2,120 to the Employee Savings and Profit Sharing Plan.
(6)	Steven F. McCann joined us as Senior Vice President, Chief Financial Officer on April 17, 2000. The amount shown under “Bonus” for fiscal 2005 includes a bonus payment of $176,102 based on the performance conditions under the 2003 Executive Incentive Plan for fiscal 2005. The amount shown under “Bonus” for fiscal 2004 includes $17,904 earned in fiscal 2003 (but not reported in the fiscal 2003 “Bonus” amount) and paid in fiscal 2004. The amount under “All Other Compensation” for fiscal 2005 includes $1,980 for insurance premiums paid on behalf of Mr. McCann, reimbursement of medical expenses of $5,052, our contribution of $2,000 to the Employee Savings and Profit Sharing Plan, a dividend payment of $4,679 paid on vested restricted shares that includes interest earned, $61,812 for the forgiveness of a bridge loan plus accrued interest and a related payment of $61,812. The amount under “All Other Compensation” for fiscal 2004 includes $61,812 for the forgiveness of a bridge loan plus accrued interest, a related cash payment of $61,812 and our contribution of $2,000 to the Employee Savings and Profit Sharing Plan. The amount under “All Other Compensation” for fiscal 2003 includes $61,812 for the forgiveness of a bridge loan plus accrued interest, a related grant of unrestricted stock valued at $61,812 and our contribution of $2,120 to the Employee Savings and Profit Sharing Plan. The amount under “All Other Compensation” for fiscal 2002 includes $59,149 for the forgiveness of a bridge loan plus accrued interest, a related grant of unrestricted stock valued at $59,148 and our contribution of $2,462 to the Employee Savings and Profit Sharing Plan.
(7)	William J. Rainey joined us as Senior Vice President, General Counsel and Secretary in March 2003. The amount shown under “Bonus” for fiscal 2005 includes a bonus payment of $177,946 based on the performance conditions under the 2003 Executive Incentive Plan for fiscal 2005. The amount shown under “Bonus” for fiscal 2004 includes a sign-on bonus of $250,000. The amount under “All Other Compensation” for fiscal 2005 includes $1,638 for insurance premiums paid on behalf of Mr. Rainey, reimbursement of medical expenses of $3,427, and our contribution of $2,000 to the Employee Savings and Profit Sharing Plan. The amount under “All Other Compensation” for fiscal 2004 includes $18,613 in relocation reimbursements, $1,818 for the reimbursement of medical and medical premium expenses and $865 contributed by us to the Employee Savings and Profit Sharing Plan.

STOCK OPTION GRANTS IN FISCAL 2005

We granted the following stock options to our Chief Executive Officer and our four other most highly compensated executive officers during the fiscal year ended January 27, 2005.

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted (#)	Percent of total options granted to employees in fiscal year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at assumed annual rates of stock price appreciation for option term(2)
					5% ($)	10% ($)
Warren F. Bryant	200,000	26.65%	$27.40	November 15, 2014	$8,926,343	$14,213,709

Richard W. Dreiling	60,000	7.99%	$27.40	November 15, 2014	$2,677,903	$4,264,113

Steven F. McCann	60,000	7.99%	$27.40	November 15, 2014	$2,677,903	$4,264,113

Bruce E. Schwallie	60,000	7.99%	$27.40	November 15, 2014	$2,677,903	$4,264,113

William J. Rainey	25,000	3.33%	$27.40	November 15, 2014	$1,115,793	$1,776,714

(1)	All options have an exercise price per share equal to 100% of the fair market value of our common stock on the grant date. All options expire 10 years from the grant date and vest in four equal annual installments beginning one year after the grant date. We have not granted any stock appreciation rights.
(2)	As required by SEC rules, these columns show potential gains that may exist for the respective options, assuming that the market price for our common stock appreciates from the date of grant to the end of the option terms at the annual rates of 5% and 10%. These numbers are not estimates of our future stock price performance and are not necessarily indicative of our future stock price performance. If the price of our common stock does not increase above the exercise price, no value will be realizable from these options.

AGGREGATE OPTION EXERCISES IN FISCAL 2005

AND OPTION VALUES AS OF JANUARY 27, 2005

The following table sets forth stock option exercises during the fiscal year ended January 27, 2005 by, and option values as of January 27, 2005 to, our Chief Executive Officer and our four other most highly compensated executive officers.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Warren F. Bryant	0	0	136,250	378,750	$477,675	$556,725
Richard W. Dreiling	0	0	26,250	138,750	$183,225	$549,675
Steven F. McCann	0	0	69,900	141,100	$208,899	$221,611
Bruce E. Schwallie	0	0	52,250	147,750	$183,045	$342,755
William J. Rainey	0	0	14,375	68,125	$119,638	$358,913

(1)	The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of our common stock on January 27, 2005 (the last day of trading for the fiscal year ended January 27, 2005), multiplied by the number of shares underlying the options. The closing price of our common stock on January 27, 2005, as reported on the New York Stock Exchange, was $26.26 per share.

Exhibit A

LONGS DRUG STORES CORPORATION

1995 LONG-TERM INCENTIVE PLAN

(As amended and restated on April 8, 2005)

1.	Purpose

The purpose of the 1995 Long-Term Incentive Plan is to provide a means through which Longs Drug Stores Corporation, a Maryland corporation, and its Subsidiaries, may attract and retain the employment of able persons and to provide a means whereby such persons can acquire and maintain stock ownership thereby strengthening their commitment to the welfare of the Company. A further purpose of the Plan is to provide key employees with incentive and reward opportunities designed to enhance the profitable growth of the Company.

2.	Definitions

The following definitions shall be applicable throughout the Plan:

a.	“Award” means, individually or collectively, any Option, Stock Appreciation Right (SAR), Restricted Stock Award or Performance Share Award.

b.	“Award Period” means a period set by the Committee for Performance Share Awards.

c.	“Board” means the Board of Directors of the Company.

d.	“Change in Corporate Control” except as may otherwise be provided in the Award agreement or other applicable agreement, means the occurrence of any of the following:

(1)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who are not part of the same controlled group of the Company immediately prior to such merger, consolidation or other reorganization, and who directly or indirectly in the aggregate owned less than 25% of the Company’s combined voting power represented by the Company’s outstanding securities immediately prior to such merger, consolidation or other reorganization;

(2)	The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(3)	A change in the composition of the Board over a period of 24 consecutive months or less such that a majority of the members of the Board (rounded up to the next whole number) cease, by reason of one or more proxy contests for the election of directors, to be comprised of individuals who either (i) have been directors continuously since the beginning of such period or (ii) have been elected, or nominated for election, as directors during such period by at least a majority of the directors described in clause (i) who were still in office at the time such election or nomination was approved by the Board; or

(4)	The shareholders of the Company approve the dissolution or liquidation of the Company or the commencement by or against the Company of a case under the federal bankruptcy laws or any other proceeding under any other laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief or there is an involuntary dissolution of the Company; or

(5)

Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (“Exchange Act”)), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (5), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(A)	A trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary of the Company;

(B)	A corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;

(C)	The Company; and

(D)	Longs Drug Stores California, Inc.

A transaction shall not constitute a Change in Corporate Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

e.	“Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

f.	“Committee” means the committee of the Board appointed to administer the Plan as referred to in Section 4.

g.	“Company” means Longs Drug Stores Corporation, a Maryland corporation.

h.	“Date of Grant” means the date on which the granting of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

i.	“Eligible Employee” means any person who satisfies the requirements of Section 6.

j.	“Fair Market Value” means the fair market value of a share of Stock, to be determined as follows:

(1)	For Options and SARs, it shall be the closing price on the New York Stock Exchange (“NYSE”) as reported in the Pacific Edition of the Wall Street Journal on a specified date.

(2)	For Performance Share Awards, it shall be the average of the closing prices of the Stock reported in the Pacific Edition of the Wall Street Journal on the NYSE for the 30 consecutive trading days prior to the “Valuation Date.” The “Valuation Date” for the purpose of granting Performance Share Awards shall be the first day of the year in which the Award is made. The “Valuation Date” for the purpose of Performance Share Payments shall be the first business day following the end of the Award Period.

(3)	If the Stock is not regularly traded on the NYSE, then “Fair Market Value” shall be determined by the Committee on a uniform basis in good faith.

k.	“Holder” means a person who has been granted an Option, an SAR, a Restricted Stock Award, or a Performance Share Award or who has succeeded to such Award.

l.	“Normal Retirement” means, unless the Award agreement or other applicable agreement provides otherwise, Termination by resignation of employment with the Company and any Subsidiary after attaining age 65 or Termination by resignation of employment with the Company and any Subsidiary after attaining age 55 with 10 or more years of employment with the Company or any Subsidiary. With respect to members of the Board who are not also employees of the Company or a Subsidiary, “Normal Retirement” shall have the meaning under the Board policy, if any, applicable to the Board.

m.	“Option” means an Award granted under Section 7 of the Plan.

n.	“Performance Share” means an Award granted under Section 9 of the Plan.

o.	“Plan” means this 1995 Long-Term Incentive Plan.

p.	“Reprice” means the adjustment or amendment of the exercise price of Options or SARs previously awarded whether through amendment, cancellation, replacement of grants or any other means.

q.	“Restricted Stock Award” means an Award granted under Section 10 of the Plan.

r.	“ROE” means return on average shareholders’ equity which is defined as the Company’s consolidated net earnings, before extraordinary items, divided by the average of the shareholders’ equity at the beginning and end of the year, as set forth in the Company’s consolidated statement of earnings and balance sheet for such year. The Committee may, at its sole discretion, include or exclude any extraordinary or unusual items in calculation of ROE. “Average ROE” means, with respect to any one Award Period, the sum of the ROE’s achieved in each of the years of the Award Period divided by the number of years in the Award Period.

s.	“SEC” means the Securities and Exchange Commission.

t.	“Service” means employment with the Company or a Subsidiary or service as a member of the Board.

u.	“Stock” means Common Shares of the Company and, after substitution, such other stock as shall be substituted therefor as provided in Section 12.

v.	“Stock Appreciation Right” (SAR) means an Award granted under Section 8, whether or not granted in conjunction with an Option.

w.	“Subsidiary” means any “subsidiary corporation” as defined in Code Section 424(f). Subsidiary also includes any entity of which the Company and/or one or more Subsidiaries own not less than 50% of the voting interests or an entity in which the Company has a significant equity interest, as determined by the Committee.

x.	“Termination” means, with respect to any person, ceasing to be an employee of the Company or any Subsidiary and a member of the Board. An individual who ceases to be an employee of the Company or a Subsidiary but remains (or becomes prior to such cessation) a member of the Board or who ceases to serve on the Board but remains (or becomes prior to such cessation) an employee shall not be treated as having had a Termination.

3.	Effective Date, Duration and Shareholder Approval

The Plan originally became effective on May 17, 1994, when the shareholders of the Company approved the Plan and authorized Awards under the Plan for a period of 10 years following such date. The Plan was amended effective on May 21, 2002, when the shareholders of the Company approved an extension for five years of the period during which Awards are authorized to be made under the Plan and was subsequently amended on August 20, 2002 and February 25, 2003. The Plan, as in effect prior to its amendment and restatement on April 8, 2005 (the “Last Restatement Date”), shall be referenced hereinafter as the “Prior Plan.” This Plan, as amended and restated on the Last Restatement Date, shall become effective only upon shareholder approval. The Prior Plan shall remain in effect pursuant to its terms until such shareholder approval. Following such shareholder approval and subject to the provisions of Section 13, Awards may be made under the Plan until ten years after the Last Restatement Date. The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.

4.	Administration

a.	COMMITTEE COMPOSITION. A committee appointed by the Board shall administer the Plan. Unless the Board determines otherwise, the Board’s Compensation Committee shall be the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

The Committee shall consist either (i) of those individuals who shall satisfy the requirements of Rule 16b-3 (or its successor) under the Exchange Act with respect to Options to persons who are officers or directors of the Company under Section 16 of the Exchange Act or (ii) of the Board itself. The Committee shall comply with the requirements of Code Section 162(m) with respect to Awards intended to meet the qualified performance based compensation exception under Code Section 162(m).

The Board may also appoint one or more separate committees of the Board, each composed of directors of the Company who need not qualify under Rule 16b-3, who may administer the Plan with respect to Eligible Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Eligible Employees and may determine all terms of such Awards. Notwithstanding the foregoing, the Board shall constitute the Committee with respect to Awards granted to directors who are not employees of the Company or any Subsidiary (“Non-Employee Directors”).

b.	AUTHORITY OF THE COMMITTEE. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(1)	selecting Eligible Employees who are to receive Awards under the Plan;

(2)	determining the type, number, vesting requirements and other features and conditions of such Awards;

(3)	interpreting the Plan;

(4)	making all other decisions relating to the operation of the Plan; and

(5)	establishing such plans or sub-plans under the Plan for the purpose of facilitating Awards to Eligible Employees who are not United States citizens or taxpayers.

The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

5.	Grant of Options, Stock Appreciation Rights, Restricted Stock Awards, and Performance Share Awards; Shares Subject to the Plan

The Committee may, from time to time, grant Awards to one or more persons determined by it to be eligible for participation in the Plan in accordance with the provisions of Section 6; provided however that:

a.	TOTAL SHARES. Subject to Section 12, the aggregate number of shares of Stock made subject to Awards may not exceed 7,400,000 (which includes 3,400,000 shares previously authorized for issuance under the terms of the Prior Plan, as adjusted for changes in the Company’s capitalization). The aggregate number of shares of Stock made subject to Awards will be reduced by 2.75 shares for each share of Stock delivered in settlement of any SAR, Restricted Stock Award, or Performance Share and one share of Stock for each share delivered in settlement of an Option. Subject to Section 12, no Eligible Employee shall receive Options and/or SARs during any fiscal year covering in excess of 500,000 shares of Stock (750,000 shares of Stock in connection with the individual’s initial employment).

b.	USE OF SHARES. Such shares shall be deemed to have been used in payment of Performance Shares and SARs only if actually delivered or the Fair Market Value equivalent of such shares is paid in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award.

c.	ELIGIBLE SHARES. Stock delivered by the Company in settlement under the Plan may be authorized and unissued Stock or Stock held in the treasury of the Company or may be purchased on the open market or by private purchase.

6.	Eligibility

Officers and key employees of the Company or a Subsidiary who, in the opinion of the Committee, are mainly responsible for the continued growth and development and financial success of the business of the Company or any Subsidiary shall be eligible to be granted Awards under the Plan. Non-Employee Directors shall also be eligible to be granted Awards under the Plan.

7.	Stock Options

One or more Options can be granted to any Eligible Employee. Options may be granted as Incentive Stock Options (“ISOs”) or nonqualified stock options. Only Eligible Employees employed by the Company or a “subsidiary corporation” of the Company as defined in Code Section 424(f) may be granted ISOs. Options shall be subject to the following terms and conditions:

a.	OPTION PRICE. The option price per share of Stock shall be set by the grant but in no instance shall be less than Fair Market Value on the Date of Grant. Notwithstanding the previous sentence, in the event Options are granted in a corporate transaction in replacement of options of another entity, the principles of Code Section 424 shall apply to replacement ISOs. In no event shall the Board or the Committee be permitted to Reprice an Option after the Date of Grant without shareholder approval.

b.	FORM OF PAYMENT. At the time of the exercise of the Option, the option price shall be payable in cash and/or shares of Stock valued at the Fair Market Value at the time the Option is exercised, and at the discretion of and on terms acceptable to the Committee, by any other legal means.

c.	OTHER TERMS AND CONDITIONS. Each Option shall become exercisable in cumulative installments in such manner and within such period or periods, not to exceed 10 years from its Date of Grant, as set forth in the Stock Option Agreement. No Option shall be exercisable after the expiration of ten years from the date it is granted. Except as set forth below, an Option shall terminate in the event of the Holder’s Termination.

Unless otherwise provided in the Stock Option Agreement, in the event of a Termination, the Holder shall have the right to exercise the Option for the following periods after such Termination, but only to the extent that the Option was exercisable at the date of the Termination and does not otherwise expire by its terms.

(1)	In the event of Normal Retirement, three years after the date of Termination.

(2)	In the event of (a) discharge by the Company or any Subsidiary (except for Cause) within two years after the date of a Change in Corporate Control, or (b) resignation of the Holder within the period commencing 180 days after the date of a Change in Corporate Control and ending two years from the date of a Change in Corporate Control, one year after the date of Termination.

(3)	In the event of the Holder’s Termination (except as provided in Section 7c(2) hereof) with the prior written consent of the Company or any Subsidiary or by the Company (or Subsidiary) without Cause, ninety (90) days after the date of such Termination. Such prior written consent may be given only by the Chief Executive Officer of the Company or any Subsidiary or any such officer delegated by the Chief Executive Officer (other than the resigning person) and must specify that it is given for the purpose of the Holder’s exercise of the Option.

(4)	In the event of (a) discharge by the Company or any Subsidiary with Cause (except as provided in Section 7c(2), hereof), or (b) resignation without the prior written consent of the Company or any Subsidiary, on the date of such discharge or resignation.

For purposes of this Plan, unless otherwise provided for in the Award agreement or other applicable agreement, “Cause” shall mean a commission of any act of fraud, embezzlement or dishonesty; any unauthorized use or disclosure of confidential information or trade secrets of the Company (or any Subsidiary); or any other intentional misconduct adversely affecting the business or affairs of the Company (or any Subsidiary) in a material manner. In the event of Holder’s Termination due to death, or death within three months of a Normal Retirement, the Option may be exercised for a period of one year after the date of Holder’s death or, if shorter, the remaining term of the Option.

d.	SPECIAL RULES GOVERNING INCENTIVE STOCK OPTIONS (ISOS). Notwithstanding the foregoing, any ISO granted under the Plan shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose, including the following:

(1)	No individual will be granted an ISO if that individual owns stock of the Company or any of its Subsidiaries possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless the option price shall not be less than 110% of the Fair Market Value of such stock on the date such Option is granted and the Option by its terms is not exercisable more than five years from the date it is granted;

(2)	The aggregate Fair Market Value (determined at the time the ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by any Holder during any calendar year (under all incentive stock option plans of the Company) shall not exceed $100,000; provided, however, that all or any portion of an Option which cannot be exercised as an ISO because of such limitation shall be treated as a nonqualified stock option; and

(3)	An ISO that is exercised more than three months after the Holder ceases to be an employee of the Company or a “subsidiary corporation” (as defined in Code Section 424(f)) (one year if the termination of employment was due to “disability” (as defined in Code Section 22(e)(3)) shall be treated as a nonqualified stock option. Notwithstanding the foregoing, if the Holder of an ISO dies, the Option shall continue to be treated as an ISO.

e.	STOCK OPTION AGREEMENT. Each Option granted under the Plan shall be evidenced by a “Stock Option Agreement” between the Company and the Holder of the Option containing provisions not inconsistent with the Plan as determined by the Committee, and shall be subject to the following additional terms and conditions:

(1)	Any Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof, except as otherwise determined by the Stock Option Agreement.

(2)	Each Option shall cease to be exercisable, as to any share, when the Holder purchases the share or exercises a related SAR or when the Option lapses.

(3)	Leaves of absence, approved by the Company or a Subsidiary, shall not constitute the Termination of the Holder.

f.	EXPIRED OPTIONS. If any Options awarded under the Plan shall be forfeited, cancelled, or not exercised in full, the Stock subject to such Options may again be awarded under the Plan.

g.	TENDER OFFER OR MERGER. Notwithstanding any other provision, in the event of a public tender offer for all or any portion of the Stock or in the event that a proposal to merge, consolidate, or otherwise combine with, or sell all or a substantial portion of the assets of the Company or a Subsidiary to, another company is submitted for shareholder approval, the Committee may in its sole discretion declare any or all previously granted Options to be immediately exercisable.

h.	NON-EMPLOYEE DIRECTOR FEES. The Board, in its sole discretion, may permit a Non-Employee Director to elect to receive Options in lieu of director cash fees. Any such elections shall be subject to such rules and procedures as shall be determined by the Board in its sole discretion.

8.	Stock Appreciation Rights

Any Option granted under the Plan may include an SAR, either at the time of grant or by amendment. SARs may also be granted to an Eligible Employee independent of any prior or contemporaneous Option grant and shall be exercisable as provided therein without regard to any Option. In addition to such terms and conditions not inconsistent with the Plan as the Committee shall impose, SARs shall be subject to the following terms:

a.	RIGHT TO EXERCISE. An SAR granted with an Option shall be exercisable to the extent and only to the extent the Option is exercisable. An SAR not included in an Option shall have a “purchase price” ascribed thereto by the Committee in granting such SAR, which shall not be less than the Fair Market Value of the Stock on the Date of Grant. In no event shall the Board or the Committee be permitted to Reprice a SAR after the Date of Grant without shareholder approval.

b.	PAYMENT. An exercisable SAR shall entitle the Holder to surrender unexercised the SAR or the Option in which it is included, as the case may be, or any portion thereof, and, to receive in exchange therefore that number of shares of Stock having an aggregate Fair Market Value, as hereinafter defined, equal to the excess of the Fair Market Value of one share over the purchase price per share specified in such SAR or Option times the number of shares called for by the SAR or Option, or portion thereof, which is so surrendered.

The Committee shall be entitled to elect to settle the Company’s obligation arising out of the exercise of an SAR by the payment of cash or partially by the payment of cash and partially by the delivery of shares, the total value of which shall be in either case equal to the aggregate Fair Market Value of the shares it would otherwise be obligated to deliver. The Committee shall also have the right to place such limitations and restrictions on the obligation to make such cash payments or deliver shares under SARs as it, in its sole discretion, deems to be in the best interest of the Company. The Fair Market Value for SAR exercise purposes of shares shall be determined on the basis of prices on the trading day next preceding the date on which the SAR is exercised. To the extent that an SAR included in an Option is exercised, such Option shall be deemed to have been exercised, and shall not be deemed to have lapsed.

c.	SPECIAL RULES GOVERNING SARS. An SAR not included in an Option shall be evidenced by an agreement between the Company and the Holder in a form approved by the Committee. Any SAR granted under the Plan shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose, including the following:

(1)	The SAR will lapse no later than the underlying Option for SARs accompanying an Option or, for freestanding SARs, no later than 10 years from its Date of Grant;

(2)	An SAR accompanying an Option may be exercised only when the Fair Market Value of the Stock exceeds the option price of the Stock subject to the SAR.

d.	OTHER LIMITATIONS. An SAR shall be subject to such other limitations as the Committee shall impose.

9.	Performance Shares

One or more Awards of Performance Shares may be made to an Eligible Employee. Performance Shares shall be credited to a Performance Share account to be maintained for each such Holder. Each Performance Share shall be deemed to be the equivalent of one share of Stock of the Company. The Award of Performance Shares under the Plan shall not entitle the Holder to any interest in or to any dividend, voting, or other rights of a shareholder. The value of the Performance Shares in a Holder’s Performance Share account at the time of Award or the time of payment shall be the Fair Market Value at any such time of an equivalent number of shares of the Stock (subject to the limitation provided in Section 9c).

If any Performance Shares awarded under the Plan shall be forfeited, cancelled, or not paid out in full, such Performance Shares may again be awarded under the Plan. Shares of Stock delivered upon payment of

Performance Shares may be either treasury shares, shares purchased for the account of the Holder or authorized and unissued shares, or any combination thereof.

a.	AWARD GRANTS. Grants of Performance Shares may be made by the Committee in any fiscal year during the term of the Plan. Such shares will be paid out in full or in part on the basis of the Company’s performance in terms of (i) ROE over the Award Period following the beginning of the Company’s fiscal year in which the Award is made as hereinafter set forth or (ii) such other criteria as determined by the Committee. In determining the size of Awards, the Committee shall take into account a Holder’s responsibility level, performance, potential, cash compensation level, and the Fair Market Value of the Company’s Stock at the time of Awards, as well as such other considerations as it deems appropriate. For purposes of meeting the qualified performance based compensation exception of Code Section 162(m), such criteria shall be based on one or a combination of the “Performance Goals.” Performance Goals may be any of the following: economic value added (“EVA”), operating income before provisions for LIFO accounting, taxes, contributions to the Company’s profit sharing plan, and executive bonuses; cash flow return on investment; sales revenue; operating cash flow; pre-tax earnings; earnings; profit; earnings before taxes; earnings before interest, depreciation, taxes and amortization; working capital; ROE; net income; operating income; revenue; earnings per share and stock price, stock price/earnings; return on assets (or total assets), return on earnings assets; operating expenses; selling, general and administrative expenses; inventory (or inventory turnover); debt; profit margin (net income/sales); accounts receivable (accounts receivable turnover, collection periods); writeoffs; cash; cost of goods sold; liquidity (current assets/current liabilities); and debt to equity.

Unless the Award agreement or applicable agreement provides otherwise, in the event there is a Termination of the Holder during an Award Period, payout would be as follows:

(1)	Normal Retirement. Payout would be at the end of the Award Period and prorated for service during the Award Period.

(2)	Resignation or discharge. For resignation with the prior written consent of the Company or a Subsidiary, the payout would be at the end of the Award Period and prorated for service during the Award Period. For resignation other than with such consent (and not constituting Normal Retirement) or for discharge with or without Cause, the Award would be completely forfeited.

(3)	Death or Disability. Payout would be at the end of the Award Period and prorated for service during the Award Period.

Subject to Section 12, no Eligible Employee shall receive Performance Shares during any fiscal year in excess of 300,000 Performance Shares (500,000 Performance Shares in connection with the individual’s initial employment). Awards cancelled or portions of Awards not paid out in full for any single Holder shall not be included for purposes of this limitation.

b.	RIGHT TO PAYMENT OF PERFORMANCE SHARES. Following the end of the Award Period, the Holder of a Performance Share shall be entitled to receive payment of an amount based on terms of the applicable Award agreement and the achievement of the performance measures for such Award Period, as determined by the Committee.

c.	FORM AND TIMING OF PAYMENT. No payment of Performance Shares shall be made prior to the end of an Award Period. Payment therefore shall be made as soon as practicable after the receipt of audited financial statements relating to the last year of such period. The payment to which a Holder shall be entitled at the end of an Award Period shall be a dollar amount equal to the Fair Market Value at the Valuation Date (as defined in Section 2j(2) hereof) of the number of shares of Stock equal to the number of Performance Shares earned and payable to him/her in accordance with Section 9b. Payment shall normally be made one-half in cash and one-half in Stock; however, the Committee may authorize payment in such other combinations of cash and Stock or all in cash or all in Stock, as it deems appropriate. Issuance of Stock shall be subject to the authorization of the Board.

The number of shares of Stock to be paid in lieu of cash will be based on the quotient of the portion of the payment not paid in cash and the Fair Market Value of a share of Stock on the date of entitlement.

d.	TENDER OFFER OR MERGER. Notwithstanding any other provision of the Plan, in the event of any public tender offer for all or any portion of the Stock or in the event that a proposal to merge, consolidate or otherwise combine with, or sell all or a substantial portion of the assets of the Company or a Subsidiary to, another company is submitted for shareholder approval, the Committee may in its sole discretion declare any Award Period ended as of a specific date and accelerate full payments of such awards accordingly.

10.	Restricted Stock Awards.

a.	RESTRICTION PERIOD TO BE ESTABLISHED BY THE COMMITTEE. One or more Awards of Restricted Stock may be made to an Eligible Employee. At the time a Restricted Stock Award is made, the Committee shall establish a period of time (the “Restriction Period”) applicable to such Award which shall be not less than one (1) year. Each Restricted Stock Award may have a different Restriction Period, at the discretion of the Committee. In the event of a public tender offer for all or any portion of the Stock or in the event that any proposal to merge, consolidate or otherwise combine with, or sell all or a substantial portion of the assets of the Company or a Subsidiary to, another company is submitted for approval, the Committee may in its sole discretion change or eliminate the Restriction Period. Except as permitted above or pursuant to Section 12, the Restriction Period applicable to a particular Restricted Stock Award shall not be changed.

b.	OTHER TERMS AND CONDITIONS. Subject to Section 12, no Eligible Employee shall receive Restricted Stock Awards during any fiscal year in excess of 300,000 shares of Stock (500,000 shares of Stock in connection with the individual’s initial employment). Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to enjoy all shareholder rights during the Restriction Period with the exception that:

(1)	The Holder shall not be entitled to delivery of the stock certificate until the Restriction Period shall have expired and arrangements satisfactory to the Company for the satisfaction of applicable tax or other withholding shall have been made.

(2)	The Company may either issue shares subject to such restrictive legends and/or stop-transfer instructions as it deems appropriate or provide for retention of custody of the Stock during the Restriction Period.

(3)	A breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award shall cause an immediate forfeiture of the Restricted Stock Award, and any dividends withheld thereon.

(4)	Cash and stock dividends may be either currently paid or withheld by the Company for the Holder’s account until the Restriction Period expires. At the discretion of the Committee, interest may be paid on the amount of cash dividends withheld, including cash dividends on stock dividends, at a rate and subject to such terms as determined by the Committee.

At the discretion of the Committee, Restricted Stock Awards may be granted, or their Restriction Periods may be based upon, criteria including the Performance Goals.

c.	FORFEITURE PROVISIONS. In the event there is a Termination of Holder during a Restriction Period, unless the Award agreement or other applicable agreement provides otherwise, an Award would be forfeited as follows:

(1)	Normal Retirement. The Award would be prorated for service during the period and would be received as soon as practicable following retirement.

(2)	Resignation or discharge. For resignation with the prior written consent of the Company or a Subsidiary, the Award would be prorated for service during the Award Period and received as soon as practicable following resignation. For resignation other than with such consent (and not constituting Normal Retirement) or for discharge with or without Cause, the Award would be completely forfeited.

(3)	Death or Disability. The Award would be prorated for service during the Award Period and received as soon as practicable following death or disability.

Dividends withheld by the Company on Restricted Stock that is forfeited shall be retained by the Company.

d.	PAYMENT FOR RESTRICTED STOCK. A Holder may or may not be required to make any payment for Stock received pursuant to a Restricted Stock Award.

e.	NON-EMPLOYEE DIRECTOR FORMULA AWARDS. Non-Employee Directors shall be eligible to receive Restricted Stock Awards as described in this Section 10e from and after the date the Board has determined to implement this provision.

(1)	Upon the conclusion of each regular annual meeting of the Company’s shareholders following his or her initial election or appointment, each eligible Non-Employee Director who will continue serving as a member of the Board thereafter shall receive a restricted stock award of up to 5,000 shares of Stock (subject to adjustment under Section 12) or such lesser number of shares as may be determined by the Board. All Stock granted pursuant to this Section 10e shall vest with respect to one-third ( 1/3) of the shares on each of the first three (3) anniversaries of the date of grant, provided the individual has not sustained a Termination prior to each such vesting date.

(2)	All Stock granted to Non-Employee Directors under this Section 10e shall become vested in full in the event of a Change in Corporate Control with respect to the Company or upon a Non-Employee Director’s Normal Retirement.

(3)	All Unvested Stock granted to a Non-Employee Director under this Section 10e shall be forfeited on Termination (except for Normal Retirement).

In lieu of the restricted stock grants under this Section 10e, the Board in its discretion may elect to have the Formula Awards issued in the form of nonqualified stock options (with an option grant value equivalent to that of the restricted shares as determined by the Company’s stock option pricing model) with terms and conditions similar to those specified in this Section 10e.

f.	NON-EMPLOYEE DIRECTOR FEES. The Board, in its sole discretion, may permit a Non-Employee Director to elect to receive shares of Stock in lieu of director cash fees. Any such elections shall be subject to such rules and procedures as shall be determined by the Board in its sole discretion.

11.	General

a.	GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended (“Act”), any of the shares of Stock issued under the Plan. If the shares issued under the Plan may in certain circumstances be exempt from registration under the Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

b.

TAX WITHHOLDING. The Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards paid in cash any federal, state or local taxes as required by law to be withheld with respect to such cash payments. In the case of Awards paid in Stock, the employee or other person receiving such Stock may be required to pay to the Company or a Subsidiary, as appropriate, the amount of any such taxes which the Company or Subsidiary is required to withhold with respect to such Stock. Stock withholding may be permitted in the discretion of the Committee to cover minimum withholding requirements.

c.	CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. No employee or other person shall have any claim or right to be granted an Award under the Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or a Subsidiary or limit the right of the Company or any Subsidiary to terminate an employee at anytime, with or without cause. A holder of any right hereunder to receive cash or Stock in respect of any Award shall have no rights other than those of a general unsecured creditor of the Company. Awards represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award.

d.	BENEFICIARIES. To the extent that the Committee allows beneficiary designations, any payment of Awards due under this Plan to a deceased Holder shall be paid to the beneficiary duly designated by the Holder in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Holder, payment shall be made to the Holder’s legal representative. A beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Committee.

e.	NONTRANSFERABILITY. Unless otherwise permitted in the Award agreement and then only to the extent allowable by applicable law, a person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Holder’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution, or, for any Award other than an ISO (or an SAR granted in tandem with an ISO), pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

f.	INDEMNIFICATION. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him/her in connection with or resulting from any claim, action, suit, or proceeding to which he/she may be a party or in which he/she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him/her in satisfaction of judgment in any such action, suit, or proceeding against him/her. He/she shall give the Company an opportunity, at its own expense, to handle and defend the same before he/she undertakes to handle and defend it on his/her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

g.	RELIANCE ON REPORTS. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountant of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

h.	RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary.

i.	EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

j.	PRONOUNS. Masculine pronouns and other words of masculine gender shall refer to both men and women.

k.	TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

12.	CHANGES IN CAPITAL STRUCTURE

Options, SARs, Restricted Stock Awards, Performance Share Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee as to the number and type (or class) and price per share of Stock or other considerations subject to such Awards in the event of changes in the outstanding Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Awards. In the event of any such change in the outstanding Stock, the aggregate number and type (or class) of shares available under the Plan (and pursuant to individual to Award limits) shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

13.	AMENDMENTS AND TERMINATION

The Board may at any time and for any reason terminate the Plan or, with the express written consent of a Holder for any changes that are detrimental to such Holder, cancel or reduce or otherwise alter his outstanding Awards thereunder if, in its judgment, the tax, accounting, or other effects of the Plan or potential payouts thereunder would not be in the best interest of the Company. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, provided, however, that any amendment of the Plan shall be subject to the approval of the Company’s shareholders to the extent required by applicable laws, regulations or rules. The Committee may permit Awards to be granted in exchange for the cancellation of other Awards. The Committee may permit the amendment of Awards, subject to the express written consent of a Holder for any changes that are detrimental to such Holder.

14.	GOVERNING LAW

The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions). Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or applicable Award agreement.

Admission Ticket

LONGS DRUG STORES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 24, 2005 11:00 a.m. (PDT)

The Shadelands Arts Center 111 North Wiget Lane Walnut Creek, California 94598

This ticket admits the named stockholder.

Photocopies will not be accepted.

You may be asked for identification at the time of admission.

LONGS DRUG STORES CORPORATION 141 North Civic Drive Walnut Creek, California 94596

Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2005.

By signing this proxy, the undersigned revokes all prior proxies and appoints Warren F. Bryant, Steven F. McCann, William J. Rainey, and each of them, as proxies for the undersigned with the powers the undersigned would possess if personally present and with full power of substitution to act and to vote, as designated below, all the shares of the undersigned in Longs Drug Stores Corporation at the Annual Meeting of Stockholders to be held on Tuesday, May 24, 2005, at 11:00 a.m. (PDT), and any adjournment or postponement thereof. In the absence of instructions from the undersigned, my proxies will vote FOR all nominees in Proposal 1, will vote FOR Proposal 2, will vote FOR Proposal 3, and will vote AGAINST Proposal 4. My proxies may vote according to their discretion on any other matters which may properly come before the Annual Meeting and all adjournments and postponements.

This proxy also provides voting instructions to the trustee of the Longs Drug Stores California, Inc. Employee Savings and Profit Sharing Plan (the “Plan”). The trustee will vote as indicated on the reverse side of this proxy the shares of common stock credited to my account under the Plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4.

See reverse for voting instructions.

COMPANY #

THERE ARE THREE WAYS TO VOTE YOUR PROXY.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 10:00 a.m. (PDT) on May 23, 2005.

Please have your proxy card and the last four digits of the U.S. Social Security Number or Tax Identification Number for this account available.

Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/ldg/ – QUICK *** EASY *** IMMEDIATE

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 10:00 a.m. (PDT) on May 23, 2005.

Please have your proxy card and the last four digits of the U.S. Social Security Number or Tax Identification Number for this account available. If you do not have a U.S. SSN or TIN, please leave blank.

Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid, preaddressed envelope we have provided or return it to Longs Drug Stores Corporation, c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors:

Vote FOR all nominees (except as marked) Vote WITHHELD from all nominees

Nominees: 01 Leroy T. Barnes, Jr. 02 Murray H. Dashe 03 Donna A. Tanoue¶

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of the amendment and restatement of the Longs Drug Stores

Corporation 1995 Long-Term Incentive Plan

For

Against

Abstain

3. Ratification of Deloitte & Touche LLP, our Independent Auditors, for fiscal year ending January 26, 2006¶

For

Against¶

Abstain

The Board of Directors Recommends a Vote AGAINST Item 4.

4. Approval of Stockholder Proposal Regarding Annual Election of Directors

For

Against¶

Abstain

Address Change? Mark box.? If you plan to attend the Annual Meeting, ?WILL ATTEND Dated: 2005 Indicate changes below.

¶please mark the WILL ATTEND box.

Signature(s) in Box

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.